Exhibit 99.5
Item 8.   Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
International Game Technology
Reno, Nevada:

We have audited the accompanying consolidated balance sheets of International Game Technology and subsidiaries (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of income, total equity and comprehensive income, and cash flows for each of the three years in the period ended September 30, 2009. We have also audited the Company’s internal control over financial reporting as of September 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (not included herein). Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 17 to the financial statements, the Company adopted accounting guidance relating to accounting for uncertainty in income taxes during the first quarter of fiscal 2008.  As discussed in Note 1 to the consolidated financial statements, the Company adopted guidance requiring retrospective application relating to convertible debt instruments, noncontrolling interests, and participating securities in share-based payment transactions during the first quarter of fiscal 2010.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
December 1, 2009 (June 2, 2010 as to the effect of the October 1, 2009 adoption of the new accounting standards requiring retrospective application described in Note 1)

CONSOLIDATED INCOME STATEMENTS

Years ended September 30,	2009	2008	2007

(In millions, except per share amounts)
Revenues
Gaming operations	$1,178.9	$1,337.9	$1,361.2
Product sales	935.1	1,190.7	1,260.2
Total revenues	2,114.0	2,528.6	2,621.4
Costs and operating expenses
Cost of gaming operations	495.1	559.8	538.2
Cost of product sales	467.3	549.7	602.4
Selling, general and administrative	425.1	458.5	397.9
Research and development	211.8	223.0	202.2
Depreciation and amortization	80.4	76.7	80.4
Restructuring charges	35.0	1.6	-
Loss on other assets	78.0	-	-
Total costs and operating expenses	1,792.7	1,869.3	1,821.1
Operating income	321.3	659.3	800.3
Other income (expense)
Interest income	62.0	67.4	82.0
Interest expense	(159.3)	(123.3)	(98.4)
Other	(21.1)	(35.8)	(3.0)
Total other income (expense)	(118.4)	(91.7)	(19.4)
Income before tax	202.9	567.6	780.9
Income tax provision	76.1	239.6	287.8
Net income	$126.8	$328.0	$493.1

Basic earnings per share	$0.43	$1.06	$1.49

Diluted earnings per share	$0.43	$1.05	$1.47

Cash dividends declared per share	$0.33	$0.57	$0.53

Weighted average shares outstanding
Basic	293.8	308.0	330.1
Diluted	294.0	310.2	335.7

See accompanying notes

CONSOLIDATED BALANCE SHEETS

September 30,	2009	2008
(In millions, except par value)
Assets
Current assets
Cash and equivalents	$146.7	$266.4
Investment securities	21.3	-
Restricted cash and investments	79.4	108.0
Jackpot annuity investments	67.2	67.5
Accounts receivable, net	334.3	436.8
Current maturities of notes and contracts receivable, net	154.8	93.5
Inventories	157.8	218.3
Deferred income taxes	82.8	115.8
Other assets and deferred costs	189.4	163.8
Total current assets	1,233.7	1,470.1
Property, plant and equipment, net	558.8	590.9
Jackpot annuity investments	396.9	423.4
Notes and contracts receivable, net	249.4	148.2
Goodwill	1,151.5	1,158.5
Other intangible assets, net	259.2	248.9
Deferred income taxes	172.2	126.9
Other assets and deferred costs	306.4	380.0
Total Assets	$4,328.1	$4,546.9
Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Current maturities of notes payable	$5.3	$16.0
Accounts payable	90.5	105.7
Jackpot liabilities	155.5	189.7
Accrued employee benefits	32.8	64.7
Accrued income taxes	9.4	15.3
Dividends payable	17.8	42.9
Other accrued liabilities	313.2	302.4
Total current liabilities	624.5	736.7
Notes payable, net of current maturities	2,014.7	2,219.4
Non-current jackpot liabilities	432.6	461.0
Other liabilities	192.7	201.5
Total Liabilities	3,264.5	3,618.6
Commitments and Contingencies
Stockholders' Equity
Common stock: $.00015625 par value; 1,280.0 shares authorized; 337.2 and 334.9 issued; 296.6 and 294.7 outstanding	0.1	0.1
Additional paid-in capital	1,417.8	1,316.0
Treasury stock at cost: 40.6 and 40.2 shares	(799.3)	(798.5)
Retained earnings	437.3	406.7
Accumulated other comprehensive income	6.1	1.9
Total IGT Stockholders' Equity	1,062.0	926.2
Noncontrolling Interests	1.6	2.1
Total Equity	1,063.6	928.3
Total Liabilities and Stockholders' Equity	$4,328.1	$4,546.9

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30,	2009	2008	2007
(In millions)
Operations
Net income	$126.8	$328.0	$493.1
Adjustments:
Depreciation, amortization, and asset charges	276.8	286.0	265.5
Discounts and deferred issuance costs	40.9	28.5	31.3
Inventory obsolescence	13.0	22.6	10.1
Bad debt provisions	33.9	9.0	(6.0)
Share-based compensation	39.0	38.4	35.7
(Gain) loss on assets sold and NCI	(8.7)	(21.5)	(4.4)
Loss on investments	15.7	28.6	-
(Gain) loss on redemption of debt	(1.3)	-	3.1
Excess tax benefits from employee stock plans	(0.2)	(15.1)	(17.2)
Property insurance gains	-	-	(5.0)
Loss on other assets	78.0	-	-
Changes in operating assets and liabilities, excluding acquisitions:
Receivables	8.1	(76.8)	(22.8)
Inventories	55.6	(83.0)	23.2
Other assets and deferred costs	1.0	(48.4)	25.6
Income taxes, net of employee stock plans	(48.1)	15.0	2.0
Accounts payable and accrued liabilities	6.8	(2.5)	34.5
Jackpot liabilities	(89.4)	(22.3)	(47.2)
Cash from operations	547.9	486.5	821.5
Investing
Capital expenditures	(257.4)	(298.2)	(344.3)
Proceeds from assets sold	13.8	34.1	13.7
Proceeds from property insurance	-	-	6.0
Investment securities, net	-	87.4	147.6
Jackpot annuity investments, net	54.3	45.7	29.4
Changes in restricted cash	29.0	(77.3)	12.4
Loans receivable cash advanced	(108.5)	(63.6)	(37.5)
Loans receivable payments received	8.2	20.5	18.8
Investments in unconsolidated affiliates	(12.0)	(30.0)	(105.6)
Business acquisitions, net of cash acquired	(15.8)	(84.3)	(37.2)
Cash from investing	(288.4)	(365.7)	(296.7)
Financing
Debt proceeds	2,986.2	1,082.4	1,463.1
Debt repayments	(3,083.8)	(328.3)	(792.7)
Debt issuance costs	(65.4)	-	(17.5)
Warrant proceeds	66.8	-	-
Convertible note hedge purchases	(177.3)	-	-
Employee stock plan proceeds	13.4	70.9	65.5
Share repurchases	-	(779.7)	(1,118.3)
Excess tax benefits from employee stock plans	0.2	15.1	17.2
Dividends paid	(121.3)	(175.6)	(173.8)
Cash from financing	(381.2)	(115.2)	(556.5)
Foreign exchange rates effect on cash	2.0	(0.5)	(1.6)
Net change in cash and equivalents	(119.7)	5.1	(33.3)
Beginning cash and equivalents	266.4	261.3	294.6
Ending cash and equivalents	$146.7	$266.4	$261.3

See accompanying notes

Supplemental Cash Flows Information

“Depreciation, amortization, and asset charges” reflected in the cash flows statements are comprised of amounts presented separately on the income statements, plus “depreciation, amortization, and asset charges” included in cost of gaming operations and cost of product sales.

Years Ended September 30,	2009	2008	2007
(In millions)
Investment securities
Purchases	$-	$(30.1)	$(838.5)
Proceeds from sales	-	117.5	986.1
Net	$-	$87.4	$147.6
Jackpot funding
Change in jackpot liabilities	$(89.4)	$(22.3)	$(47.2)

Jackpot annuity purchases	(13.6)	(21.4)	(35.6)
Jackpot annuity proceeds	67.9	67.1	65.0
Net change in jackpot annuity investments	54.3	45.7	29.4
Net jackpot funding	$(35.1)	$23.4	$(17.8)
Capital expenditures
Property, plant and equipment	$(37.7)	$(92.5)	$(134.1)
Gaming operations equipment	(180.8)	(190.6)	(194.4)
Intellectual property	(38.9)	(15.1)	(15.8)
Total	$(257.4)	$(298.2)	$(344.3)
Payments
Interest	$75.5	$61.3	$26.7
Income taxes	126.1	222.5	287.6
Non-cash investing and financing items:
Accrued capital asset additions	$4.2	$8.4	$9.0

Business acquisitions/purchase price adjustments
Fair value of assets	$21.8	$116.9	$45.8
Fair value of liabilities	6.0	32.6	8.6

See accompanying notes

CONSOLIDATED STATEMENTS OF TOTAL EQUITY AND COMPREHENSIVE INCOME

Years ended September 30,	2009	2008	2007
(In millions)
Common stock
Shares issued
Beginning shares	334.9	731.4	720.5
Employee stock plans	2.3	3.5	3.6
Debentures converted	-	-	7.3
Treasury share retirement	-	(400.0)	-
Ending shares	337.2	334.9	731.4
Ending balance	$0.1	$0.1	$0.1
Additional paid-in capital
Beginning balance	$1,316.0	$2,094.3	$1,864.2
Cummulative adoption for convertible debt ASU	-	-	25.5
Employee stock plans
Proceeds	13.4	70.9	65.5
Share-based compensation	39.0	38.4	35.7
Tax benefit	(5.0)	18.0	26.2
Debentures converted	-	-	33.5
Issuance of convertible debt	99.7	-	43.7
Purchase of note hedges	(177.3)	-	-
Tax benefit on note hedges	65.2	-	-
Proceeds from sale of warrants	66.8	-	-
Treasury share retirement	-	(905.6)	-
Ending balance	$1,417.8	$1,316.0	$2,094.3
Treasury stock
Beginning balance	$(798.5)	$(3,722.1)	$(2,603.6)
Treasury shares acquired	-	(779.7)	(1,118.5)
RSA forfeitures	(0.8)	(1.0)	-
Treasury share retirement	-	3,704.3	-
Ending balance	$(799.3)	$(798.5)	$(3,722.1)
Retained earnings
Beginning balance	$406.7	$3,086.1	$2,774.9
Cummulative adoption for convertible debt ASU	-	-	(7.2)
Dividends declared	(96.2)	(174.2)	(174.7)
Net income	126.8	328.0	493.1
Adoption of guidance for uncertainty in income taxes	-	(34.5)	-
Treasury share retirement	-	(2,798.7)	-
Ending balance	$437.3	$406.7	$3,086.1
Accumulated other comprehensive income (loss)
Beginning balance	$1.9	$26.0	$6.4
Other comprehensive income (loss)	4.2	(24.1)	19.6
Ending balance	$6.1	$1.9	$26.0
Unrealized gains (losses) on securities	$4.2	$(3.3)	$3.9
Foreign currency translation	1.9	5.2	22.1
Comprehensive income (loss)
Net income	$126.8	$328.0	$493.1
Other comprehensive income (loss)
Unrealized holding gain (loss)	8.1	(10.2)	6.3
Income tax (provision) benefit	(0.6)	3.0	(2.4)
Foreign currency translation	(3.3)	(16.9)	15.7
Total comprehensive income	$131.0	$303.9	$512.7
Noncontrolling interest
Beginning balance	$2.1	$11.9	$9.5
Change in ownership	-	(9.3)	0.3
Net income (loss)	(0.5)	(0.5)	2.1
Ending balance	$1.6	$2.1	$11.9

See accompanying notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our consolidated financial statements include the accounts of International Game Technology, including all majority-owned or controlled subsidiaries and VIEs for which we are the primary beneficiary. All appropriate inter-company accounts and transactions are eliminated. We prepare our consolidated financial statements in accordance with SEC and US GAAP requirements and include all adjustments of a normal recurring nature that are necessary to fairly present our consolidated results of operations, financial position, and cash flows for all periods presented.

Our fiscal year is reported on a 52/53-week period that ends on the Saturday nearest to September 30 each year. Similarly, our quarters end on the Saturday nearest to the last day of the quarter end month. For simplicity, this report presents all fiscal periods using the calendar month end as outlined in the table below. The results of operations for fiscal 2009 include 53 weeks versus 52 weeks in fiscal 2008 and 2007.

Fiscal Year End
Actual	Presented as
October 3, 2009	September 30, 2009
September 27, 2008	September 30, 2008
September 29, 2007	September 30, 2007

Adjustment for Retrospective Application of New Accounting Standards Adopted

At the beginning of fiscal 2010, we adopted new accounting guidance for our convertible debt, noncontrolling interests, and participating securities, which required retrospective application. Our financial statements presented in this report have been adjusted for the retrospective application of these new accounting standards. See the section below subtitled “Recently Adopted Accounting Standards.”

Use of Estimates

Our consolidated financial statements are prepared in conformity with US GAAP. Accordingly, we are required to make estimates, judgments, and assumptions that we believe are reasonable based on our historical experience, contract terms, observance of known trends in our company and the industry as a whole, and information available from other outside sources. Our estimates affect reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. Our most significant estimates include revenue recognition, goodwill, other intangible assets, prepaid and deferred royalties, jackpot liabilities, inventory obsolescence, income taxes, share-based compensation, and bad debt.  We evaluate our estimates on a regular basis and actual results may differ from initial estimates.

Revenue Recognition

We recognize revenues when all of the following have been satisfied:

ª	persuasive evidence of an arrangement exists

ª	the price to the customer is fixed and determinable

ª	delivery has occurred and any acceptance terms have been fulfilled

ª	no significant contractual obligations remain

ª	collection is reasonably assured

Revenues are reported net of incentive rebates, discounts, sales taxes, and other taxes of a similar nature. Amounts billed prior to completing the earnings process are deferred until revenue recognition criteria are met.

Gaming Operations

Gaming operations revenues are generated from providing customers with our proprietary electronic gaming equipment and related network systems, licensing, and services under a variety of recurring revenue arrangements, including WAP, CDS, stand-alone participation and flat fee, equipment leasing and rental, and online gaming solutions.

WAP systems consist of linked slot machines located in multiple casino properties, connecting to an IGT central computer system. WAP games differ from stand-alone units in that a progressive jackpot increases with every wager until a player wins the top award combination. Casinos with IGT WAP machines pay a percentage of the coin-in (amounts wagered) for IGT services related to the design, assembly, installation, operation, maintenance, and marketing of the WAP systems, as well as funding and administration of the progressive jackpot.

Revenues from CDS, stand-alone and other equipment leasing or rentals are recognized based on a percentage of the net win or on a fixed daily/monthly fee or rental basis. Online gaming solutions encompass online casino gaming software and content licensing, as well as back office operational support services. All online gaming solutions are provided under revenue sharing arrangements based on net gaming revenues.

Product Sales

Our product sales revenues are generated from the sale of electronic gaming equipment and network systems, as well as licensing, services, and component parts. Certain of our products are deemed software-related for accounting purposes and revenue is recognized in accordance with software accounting guidance. Time-based licensing and maintenance fees are typically recognized ratably over the term of the agreement.

Our credit sales terms are predominately 90 days or less. We also grant extended payment terms under contracts of sale secured by the related equipment sold, and these contracts are typically paid within their terms.

Multiple Element Arrangements

The majority of our multiple element contracts are for some combination of machines, network systems, license fees, maintenance, training, and other services. The contracts separately state pricing for each deliverable based on our standard price list and VSOE is determined by the price charged for each deliverable when it is sold separately. VSOE for maintenance agreements is determined based on the annual renewal rates. The terms of performance, cancellation, termination, or refunds in our multiple element contracts are similar to those for an individual stand-alone deliverable.

Revenues for each deliverable are recognized when the revenue recognition criteria for that element has been met. If we are unable to establish VSOE for any undelivered element, revenue is generally deferred until all elements have been delivered or until VSOE can be determined. If we do not have VSOE for a delivered element, the VSOE of the undelivered elements is deferred, and the remaining portion is allocated to the delivered elements and recognized as revenue under the residual method. When machines are sold in combination with a leased system on which the machines depend for essential functionality, machine revenues are recognized ratably over the system lease contract term.

Deferred Revenue

Deferred revenue consists of amounts received or billed after product is delivered or services are rendered, but prior to meeting all of the requirements for revenue recognition. Complex systems and/or multiple element contracts may take several months to complete and our deferred revenues may increase as our products evolve toward a more systems-centric environment. Deferred revenue balances below were primarily related to product sales and included in other liabilities.

September 30,	2009	2008
Current	$101.7	$60.9
Non-current	20.3	1.2
Total	$122.0	$62.1

Jackpot Accounting

Jackpot Liabilities and Expense

We incur and accrue jackpot liabilities with every wager on a device connected to an IGT WAP system. A portion of the casino fees paid to IGT is used for the funding and administration of WAP jackpot payments. Jackpot expense (included in Cost of Gaming Operations) represents the estimated cost to fund jackpots and is subject to changes in the discount or interest rates used to present value WAP jackpot liabilities due future winners.

Our WAP jackpots are generally payable in equal annual installments over 20 to 26 years or immediately in the case of instant win systems. Winners may elect to receive a lump sum payment for the present value of the jackpot discounted at applicable interest rates in lieu of periodic annual installments. Discount rates eligible for use in the lump sum payment calculation vary by jurisdiction and are impacted by market forces and other economic conditions.

Jackpot liabilities are comprised of payments due previous winners, as well as amounts due future winners of WAP jackpots not yet won. Previous winner liabilities for periodic payments are carried at the accreted cost of jackpot annuity investments in qualifying US government or agency securities used to fund future periodic payments. Liabilities due future winners are revalued and recorded at the present value of the amount carried on WAP meters for jackpots not yet won.

We estimate the present value of jackpot liabilities due future winners using current market prime, treasury, or agency rates weighted with historical lump sum payout election ratios. The most recent historical patterns indicate that approximately 85% of winners will elect the lump sum payment option. Additionally, we estimate current liabilities for jackpots not yet won based on historical experience with winner payment elections, in conjunction with the theoretical projected number of jackpots.

Restricted Cash and Investments

We are required by gaming regulations to maintain sufficient reserves in restricted accounts to be used for the purpose of funding payments to progressive jackpot winners. Restricted amounts are based primarily on the jackpot meters displayed to slot players and vary by jurisdiction. Compliance with restricted cash and investments requirements is reported to the gaming authorities in various jurisdictions.

Jackpot Annuity Investments

These investments represent discounted qualifying US treasury or agency securities purchased and held to maturity to fund annual jackpot payments due previous winners. We have both the intent and ability to hold these investments to maturity. Accordingly, these investments are stated at cost, plus interest accreted over the term of the security. Certain jurisdictions require regulatory approval for liquidation of these annuity investments.

WAP Systems Interest (included in Other Income/Expense)

Interest income accretion on jackpot annuity investments used to fund periodic payments is offset by interest expense accretion on related jackpot liabilities for payments due previous winners. The interest income and expense accrete at approximately the same rate and vary depending on the amount of jackpots won and the number of winners electing periodic payments. WAP systems annuity interest accretion totaled $27.5 million in fiscal 2009, $28.6 million in 2008, and $31.3 million in 2007.

We also hold a significant amount of cash and short-term investments related to our WAP operations on which we earn interest income.

Share-based Compensation

We adopted fair value recognition of all share-based compensation at the beginning of fiscal 2006, using the modified prospective transition. Prior to fiscal 2006, share-based compensation was recognized under the intrinsic value method, which resulted in compensation expense recorded only for restricted stock awards and modified or acquired unvested options. See Note 6.

Share-based compensation is measured at fair value on the grant date reduced for estimated forfeitures. We use historical data and projections to estimate expected employee behaviors related to option exercise and forfeitures. We expense share-based compensation over the applicable vesting period using the straight-line method for service-based awards and the accelerated method for performance-based awards. Compensation for share-based awards granted prior to the beginning of fiscal 2006 was recognized under the accelerated method.

The fair value of restricted share awards is based on the market price of IGT stock on the grant date. We estimate the fair value of each stock option award on the grant date using the Black-Scholes valuation model. Option valuation models require the input of highly subjective assumptions, and changes in assumptions used can materially affect the fair value estimate. Expected volatility and dividends are based on implied and historical IGT stock factors. Expected term represents the estimated weighted average time between grant and employee exercise. Risk free rate is based on US Treasury rates appropriate for the expected term.

Advertising Costs

Advertising costs are expensed as incurred and totaled $16.1 million in fiscal 2009, $22.3 million in 2008, and $19.9 million in 2007.

Research and Development

Our products reach technological feasibility shortly before the products are released and therefore R&D costs are generally expensed as incurred. Employee related costs associated with product development are included in R&D costs. Certain R&D performed for specific customers is charged to cost of product sales when the related sale is recorded.

Income Taxes

Our provision for income taxes is based on estimated effective annual income tax rates. The provision differs from income taxes currently payable because certain items of income and expense are recognized in different periods for financial statement purposes than for tax return purposes. We reduce deferred tax assets by a valuation allowance when it is more likely than not that some or all of the deferred tax assets will not be realized. Net current and non-current deferred tax assets or liabilities are determined separately for federal, state, and foreign jurisdictions.

Accrued income taxes are reduced by the tax benefits from employee stock options exercised. We receive an income tax benefit on the difference between the market price of the stock issued at the time of exercise and the option price. Our provision for income taxes includes interest, penalties and reserves for uncertain tax positions.

At the beginning of fiscal 2008, we adopted new accounting guidance related to accounting for uncertainty in income taxes which required the recognition of uncertain tax positions taken or expected to be taken in a tax return, when it is “more likely than not” to be sustained upon examination. This assessment further presumes that tax authorities evaluate the technical merits of transactions individually with full knowledge of all facts and circumstances surrounding the issue.

A recognized tax position is recorded in the financial statements at the largest amount of benefit that has a greater than 50% likelihood of being realized upon settlement. Changes in judgment resulting in subsequent recognition, de-recognition, or adjusted measurement of a tax position taken in a prior annual period, including any related interest and penalties, are recognized as discrete items during the period in which the change occurs. See Note 17.

Earnings Per Share

We compute EPS using the weighted average number of common and potential shares outstanding.

Our financial statements presented in this report have been adjusted for the retrospective application of new accounting guidance adopted at the beginning of fiscal 2010 for determining whether instruments granted in share-based payment transactions are participating securities that should be included in the computation of EPS using the two-class method. Certain restricted stock granted under our employee SIP is considered a participating security because it carries non-forfeitable rights to dividends. Net income available to these participating securities was not significant and this adoption did not have a material impact on EPS. See Note 1—Adjustments for Retrospective Application of New Accounting Standards Adopted at the Beginning of Fiscal 2010 and Note 18.

Cash and Equivalents

Cash and equivalents consist primarily of deposits held at major banks and other marketable securities with original maturities of 90 days or less. The majority of our cash equivalents are in 100% US Treasury-backed money market funds.

Investment Securities

Available-for-sale securities are reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). Trading securities are reported at fair value, with unrealized gains or losses recognized in earnings. See Notes 8 and 20.

Receivables

Equipment Financing Contracts

We grant extended payment terms to qualifying customers under contracts of sale. These contracts are generally for terms of one to five years, secured by the related equipment sold, with interest recognized at prevailing rates.

Facility Notes

We provide development financing loans to select customers for new or expanding gaming facilities, generally under terms of one to seven years with interest recognized at prevailing rates. Certain agreements may also include provisions for the facility to reserve a percentage of its floor space for the placement of IGT proprietary games, which may be reduced if the machines do not meet certain performance standards. These agreements may call for IGT to receive a portion of the net win on these proprietary games as repayment for some or all of the amounts financed.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts related to trade receivables, as well as notes and contracts receivable, where collection has been deemed a high risk. We analyze historical customer collection trends, concentrations, creditworthiness, and changes in terms, as well as current economic trends when evaluating the adequacy of our allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market value. We regularly assess inventory quantities for excess and obsolescence primarily based on forecasted product demand.

Property, Plant and Equipment

We depreciate property, plant and equipment down to salvage value using the straight-line method. Maintenance and repairs are expensed as incurred and improvements are capitalized. Depreciation and asset charges related to gaming operations equipment are recorded to cost of gaming operations. Proceeds from gaming operations equipment sold are reflected in investing cash flows.

Goodwill and Other Intangible Assets

We amortize our finite lived intangible assets to reflect the pattern in which the economic benefits of the assets will be consumed based on projected usage and revenues over one to 18 years. When the pattern of economic benefit is undeterminable, we amortize using the straight-line method. We consider certain factors when assigning useful lives such as legal, regulatory, and contractual provisions, as well as the effects of obsolescence, demand, competition, and other economic factors.

We measure and test goodwill and other intangible assets not subject to amortization for impairment at least annually or more often if there are indicators of impairment. We regularly evaluate our portfolio of finite-lived intangibles to determine if changes or circumstances indicate the carrying values may not be recoverable or a change in remaining useful life is needed. Indicators that could trigger an impairment review include changes in legal and regulatory factors, market conditions, and operational performance. Impairment is measured as the difference between the carrying amount and the fair value of the assets and recognized as a component of income from operations.

Other Assets

Other assets are comprised of deferred licensing rights and other expenses, investments in unconsolidated affiliates, uncertain tax positions, and refundable deposits.

Deferred Licensing Rights

We pay royalty and license fees for the use of third-party trade names, celebrity likenesses, content, and other IP rights. We classify licensing rights and deferred fees as current and non-current assets and amortize costs based on the estimated period of expected consumption related to forecasted distribution schedules. If a pattern cannot be reliably determined, we use the straight-line method over the contract life. We also contract with certain parties for IP rights where future payments are contingent upon revenues generated.

Prepaid fees deemed unrealizable after the related product is released for distribution are charged to cost of product sales or gaming operations. Prepaid fees deemed unlikely to be realized before the related product is released are charged to R&D.

Investments in Unconsolidated Affiliates

We apply the equity method of accounting for investments in unconsolidated affiliates when we exercise significant influence, but do not control the financial and operating decisions. Equity earnings of our unconsolidated affiliates are included in operating income because they are integral to our business operations. Equity method earnings not material to our financial statements are presented as a component of SG&A.

Strategic investments in unconsolidated affiliates are presented in other non-current assets, separate from investment securities held for a return. Equity investments in unconsolidated affiliates not accounted for under the equity method and restricted for more than one year are recorded under the cost method. All other investments in unconsolidated affiliates not accounted for under the equity method are available-for-sale securities carried at fair value. Unrealized holding gains or losses are recorded in other comprehensive income, except those hedged with designated fair value foreign currency derivatives are recognized in other income (expense). See Note 3.

Derivatives

We use derivative financial instruments to manage certain foreign currency exchange and interest rate risk. We enter into derivative financial instruments with high-credit quality counterparties and diversify our positions among such counterparties to reduce our exposure to credit losses.

We recognize derivative financial instruments as either assets or liabilities at fair value. Accounting for changes in the fair value of derivatives depends on the intended use and resulting designation. We are not party to leveraged derivatives and do not hold or issue financial instruments for speculative purposes. We record derivative financial instruments on a net basis with counterparties for which a master netting arrangement has been executed. Derivative gains and losses are generally recognized in other income (expense). See Note 19.

Foreign Currency Hedging

We routinely use derivative financial instruments to minimize our market risk exposure related to our monetary assets and liabilities denominated in nonfunctional foreign currencies. The primary business objective of our hedging program is to minimize the impact to earnings from changes in foreign exchange rates. These hedging instruments are subject to fluctuations in value that are generally offset by the value of the underlying exposures being hedged. Counterparties to our agreements are major commercial banks. These forward exchange contracts are not designated hedges and gains or losses are recognized in other income (expense).

We hedge significant investments denominated in foreign currency with forward exchange contracts to protect the US dollar value of our investment. These forward exchange contracts are designated fair value hedges. These derivative gains or losses are recorded in other income (expense) together with the offsetting gains or losses on the change in the investment’s fair value attributable to the changes in foreign currency rates. Time value is excluded from effectiveness testing.

Interest Rate Management

We use interest rate swap derivatives to diversify our debt portfolio between fixed and variable rate instruments. The amount and term of each swap is matched with all or a portion of outstanding principal and remaining term of a specific obligation. Our swaps exchange fixed rates for variable rates without an exchange of the notional amount upon which they are based.

These swaps are designated fair value hedges because they protect us against changes in the fair value of a portion of our fixed rate borrowings due to interest rate movements. We recognize the gains or losses from the changes in fair value of the swaps, as well as the offsetting change in the fair value of the hedged designated portion of long-term debt, in other income (expense). Ineffectiveness, if any, is also recorded in other income (expense). Amounts receivable or payable under the swaps are net settled and recorded as a net receivable or payable with corresponding adjustments to interest expense.

Negotiated Share Repurchase Transactions

As part of our capital deployment activities, we have used share repurchases to return capital to our shareholders and to reduce outstanding share count dilution. We may use open market and negotiated share repurchase transactions to achieve our timing, cost, and volume objectives.

Our ASR (accelerated share repurchase) transactions allowed us to purchase a targeted number of shares immediately with the final purchase price of those shares determined by their average market price over a fixed measurement period. The ASR intends to combine the immediate share retirement benefits of a tender offer with the market impact and pricing benefits of a disciplined daily open market share repurchase program. The ASR also guaranteed repurchase of a large number of shares while limiting our price risk through the use of a floor and cap feature. The result of this transaction was reflected in the treasury stock component of shareholders equity.

In accordance with accounting guidance for an accelerated share repurchase program, we accounted for the ASR transactions as an immediate reduction of outstanding shares for basic and diluted earnings per share. Additionally, our ASR contracts qualified for equity classification in accordance with accounting guidance for derivative financial instruments indexed to, and potentially settled in, a company’s own stock, because settlement was based on our stock price and we were not required to deliver additional shares or pay additional cash upon settlement.

Other Liabilities

Other liabilities are primarily comprised of uncertain tax positions, deferred revenue, customer deposits, accrued expenses, and deferred compensation.

Foreign Currency Translation

The functional currency of certain IGT international subsidiaries is the local currency. For those subsidiaries, we translate assets and liabilities at exchange rates in effect at the balance sheet date, and income and expense accounts at average exchange rates during the year. Resulting currency translation adjustments are recorded directly to accumulated other comprehensive income within total equity. Gains and losses resulting from transactions in non-functional currencies are recorded in income. For subsidiaries whose functional currency is the US dollar, gains and losses on non-US dollar denominated assets and liabilities are recorded in income.

Fair Value Measurements

At the beginning of fiscal 2009, we adopted new fair value accounting guidance which refined the definition of fair value, established a framework for measuring fair value, and permitted the election of fair value measurement with unrealized gains and losses on designated items recognized in earnings at each subsequent period for certain financial assets and liabilities. We elected to apply the new fair value definition and framework for non-financial assets and liabilities at the beginning of fiscal 2010.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price), in the principal or most advantageous market, in an orderly transaction between market participants, on the measurement date. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

ª	Level 1 - Quoted market prices in active markets for identical instruments

ª	Level 2 - Quoted market prices for similar instruments, using observable market based inputs or unobservable inputs corroborated by market data

ª	Level 3 - Unobservable inputs using our own assumptions when observable inputs are unavailable

Certain financial instruments recorded at fair value are described in more detail in Note 20, along with valuation methods and assumptions used to estimate fair value when quoted market prices are not available. Changes in assumptions or valuation methods could affect fair value estimates.

Hurricane Damage Insurance Recoveries

In March 2007, we negotiated a final insurance settlement of $18.0 million related to 2005 US Gulf Coast hurricane damages which destroyed or temporarily shut down our gaming operations machines. As a result, we received a $13.0 million final payment, net of $5.0 million previously advanced, and recorded insurance gains of $5.0 million, net of $1.0 million previously accrued, for property damages in cost of gaming operations, and $12.0 million for business interruption in SG&A.

Recently Adopted Accounting Standards

Accounting Standards Codification

In June 2009, new accounting guidance was issued which established the FASB Accounting Standards Codification as the single source of authoritative US GAAP. Adoption of this guidance during our quarter ended September 30, 2009 changed the way we reference accounting standards and did not have a material impact on our financial statements.

Subsequent Events

In May 2009, new accounting guidance was issued which established principles and requirements for reporting events or transactions occurring after the balance sheet date. The guidance requires us to disclose the date through which subsequent events have been evaluated and whether it is the date the financial statements were issued. It also requires an entity to consider pro forma financial information disclosures if an unrecognized subsequent event is significant and to reissue financial statements filed with the SEC or other regulatory agencies if failure to do so could make the financial statements misleading. Adoption of this new guidance for our quarter ended June 30, 2009 did not have a material impact on our financial statements.

Other-Than-Temporary Impairments

In June 2009, we adopted new accounting guidance issued in April 2009 requiring us to determine and recognize impairment on a debt security if we intend to sell or it is more likely than not that we will be required to sell the security before recovery. If we do not expect to recover the entire amortized cost of the security, impairment related to credit loss is recognized in earnings and impairment related to other factors is recognized in other comprehensive income.

This guidance also requires interim and annual disclosures by major security types of the amortized cost basis, as well as methods and significant inputs used to measure credit losses, along with a tabular roll forward schedule if a portion of the impairment is recognized in earnings. Adoption of this new guidance did not have a material impact on our financial statements.

Derivative Instruments and Hedging Activities

In January 2009, we adopted new accounting guidance issued in March 2008 to require additional qualitative and quantitative disclosures about how and why we use derivative instruments and hedging activities, including the accounting methods used and the impact on our financial statements. See Note 19.

Fair Value Measurements

In September 2006, new accounting guidance was issued which refined the definition of fair value, established a framework for measuring fair value, and expanded disclosures about fair value measurements. We adopted this guidance for financial assets and liabilities effective October 1, 2008 and will apply this guidance for non-financial assets and liabilities beginning October 1, 2009.

In February 2007, additional accounting guidance was issued permitting the election of fair value measurement for many financial instruments and certain other items, with unrealized gains and losses on designated items recognized in earnings at each subsequent period. This guidance also established presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. We adopted this new guidance effective October 1, 2008 and elected the fair value option for our ARS put rights obtained in November 2008. See Note 8.

In June 2009, we adopted new accounting guidance issued in April 2009 to require quarterly fair value disclosures of financial instruments (previously required only annually) and further expanded disclosures about the methods and significant assumptions used to estimate fair value. Adoption of this new guidance did not have a material impact on our financial statements. See Note 20 for additional information regarding our fair value measurements.

Convertible Debt Instruments

In May 2008, new accounting guidance was issued requiring the separation of liability (debt) and equity (conversion option) components for convertible debt instruments that may settle in cash upon conversion. The implied value of the debt component equals that of a similar liability reflecting a borrowing rate for nonconvertible debt. The equity component is the residual difference between the proceeds and the implied value of the debt component.

At the beginning of fiscal 2010, we adopted and applied the new guidance to our Debentures (1.75% and 2.6%) and Notes. See Note 13 for additional information related to our Debentures and Notes. See the table below about related adjustments for the retrospective application of accounting standards adopted at the beginning of fiscal 2010.

Business Combinations and Noncontrolling Interests

In December 2007, new accounting guidance was issued revising the method of accounting for a number of aspects of business combinations and noncontrolling interests (i.e. minority interests), such that more assets and liabilities will be measured at fair value as of the acquisition date. Certain contingent consideration liabilities will require remeasurement at fair value in each subsequent reporting period. Noncontrolling interests will initially be measured at fair value and classified as a separate component of equity.

Acquisition related costs, such as fees for attorneys, accountants, and investment bankers, will be expensed as incurred and no longer be capitalized as part of the business purchase price. For all acquisitions, regardless of the consummation date, deferred tax assets and uncertain tax position adjustments occurring after the measurement period will be recorded as a component of income tax expense, rather than adjusted through goodwill.

This adoption as of the beginning of fiscal 2010 did not have a material impact on our consolidated financial position, results of operations or cash flows. Income attributable to noncontrolling interests remains presented as a component of other income (expense) as it was not significant to our consolidated operating results. See the table below about related adjustments for the retrospective application of accounting standards adopted at the beginning of fiscal 2010.

Participating Securities in Share-Based Payment Transactions

New accounting guidance was issued in June 2008 for determining whether instruments granted in share-based payment transactions are participating securities that should be included in the computation of EPS using the two-class method (see Note 18). Certain restricted stock granted under our employee SIP (see Note 6) is considered a participating security because it carries non-forfeitable rights to dividends.

This adoption as of the beginning of fiscal 2010 did not have a material impact on our consolidated financial position, results of operations or cash flows. See the table below about related adjustments for the retrospective application of accounting standards adopted at the beginning of fiscal 2010.

Adjustments for the Retrospective Application of New Accounting Standards Adopted at the beginning of fiscal 2010

	Consolidated Income Statements
		Adjustments
	As Previously Reported	Convertible Debt	Noncontrolling Interest	Participating Securities	As Currently Presented
(in millions, except for per share amounts)

Year Ended September 30, 2009
Interest expense	$(129.4)	$(29.9)	$-	$-	$(159.3)
Other Income (expense) - Other	(15.9)	(5.2)	-	-	(21.1)
Income before tax	238.0	(35.1)	-	-	202.9
Income tax provision	89.0	(12.9)	-	-	76.1
Net income	149.0	(22.2)	-	-	126.8

Basic EPS	$0.51	$(0.08)	-	-	$0.43
Diluted EPS	$0.51	$(0.08)	-	-	$0.43

Diluted weighted average shares outstanding	294.5	-	-	(0.5)	294.0

Year Ended September 30, 2008
Interest expense	$(100.1)	$(23.2)	$-	$-	$(123.3)
Income before tax	590.8	(23.2)	-	-	567.6
Income tax provision	248.3	(8.7)	-	-	239.6
Net income	342.5	(14.5)	-	-	328.0

Basic EPS	$1.11	$(0.05)	-	-	$1.06
Diluted EPS	$1.10	$(0.05)	-	-	$1.05

Diluted weighted average shares outstanding	310.4	-	-	(0.2)	310.2

Year Ended September 30, 2007
Interest expense	$(77.6)	$(20.8)	$-	$-	$(98.4)
Other Income (expense) - Other	0.1	(3.1)	-	-	(3.0)
Income before tax	804.8	(23.9)	-	-	780.9
Income tax provision	296.6	(8.8)	-	-	287.8
Net income	508.2	(15.1)	-	-	493.1

Basic EPS	$1.54	$(0.05)	-	-	$1.49
Diluted EPS	$1.51	$(0.04)	-	-	$1.47

Diluted weighted average shares outstanding	336.1	-	-	(0.4)	335.7

	Consolidated Balance Sheets
		Adjustments
	As Previously Reported	Convertible Debt	Noncontrolling Interest	Participating Securities	As Currently Presented
(in millions)

As of September 30, 2009
Assets
Deferred income taxes (noncurrent)	$227.3	$(55.1)	$-	$-	$172.2
Other assets and deferred costs	311.4	(5.0)	-	-	306.4
Total assets	4,388.2	(60.1)	-	-	4,328.1

Liabilities and Equity
Notes payable, net of current maturities	2,169.5	(154.8)	-	-	2,014.7
Other liabilities	194.3	-	(1.6)	-	192.7
Total liabilities	3,420.9	(154.8)	(1.6)	-	3,264.5

Additional paid-in capital	1,264.1	153.7	-	-	1,417.8
Retained earnings	496.3	(59.0)	-	-	437.3
Total equity	967.3	94.7	1.6	-	1,063.6

As of September 30, 2008
Assets
Deferred income taxes (noncurrent)	$136.9	$(10.0)	$-	$-	$126.9
Other assets and deferred costs	380.5	(0.5)	-	-	380.0
Total assets	4,557.4	(10.5)	-	-	4,546.9

Liabilities and Equity
Notes payable, net of current maturities	2,247.1	(27.7)	-	-	2,219.4
Other liabilities	203.6	-	(2.1)	-	201.5
Total liabilities	3,648.4	(27.7)	(2.1)	-	3,618.6

Additional paid-in capital	1,262.0	54.0	-	-	1,316.0
Retained earnings	443.5	(36.8)	-	-	406.7
Total equity	909.0	17.2	2.1	-	928.3

As of September 30, 2007
Assets
Deferred income taxes (noncurrent)	$150.6	$(18.8)	$-	$-	$131.8
Other assets and deferred costs	295.3	(0.9)	-	-	294.4
Total assets	4,167.5	(19.7)	-	-	4,147.8

Liabilities and Equity
Notes payable, net of current maturities	1,503.0	(51.4)	-	-	1,451.6
Other liabilities	47.9	-	(11.9)	-	36.0
Total liabilities	2,714.8	(51.4)	(11.9)	-	2,651.5

Additional paid-in capital	2,040.3	54.0	-	-	2,094.3
Retained earnings	3,108.4	(22.3)	-	-	3,086.1
Total equity	1,452.7	31.7	11.9	-	1,496.3

	Consolidated Statement of Cash Flows - Operations
		Adjustments
	As Previously Reported	Convertible Debt	Noncontrolling Interest	Participating Securities	As Currently Presented
(in millions)

Year Ended September 30, 2009
Net income	$149.0	$(22.2)	$-	$-	$126.8
Adjustments:
Discounts and deferred issuance costs	11.0	29.9	-	-	40.9
(Gain) loss on assets sold and NCI	(8.2)	-	(0.5)	-	(8.7)
(Gain) loss on redemption of debt	(6.5)	5.2	-	-	(1.3)
Changes in operating assets and liabilities
Income taxes, net of employee stock plans	(35.2)	(12.9)	-	-	(48.1)
Accounts payable and accrued liabilities	6.3	-	0.5	-	6.8

Year Ended September 30, 2008
Net income	$342.5	$(14.5)	$-	$-	$328.0
Adjustments:
Discounts and deferred issuance costs	5.3	23.2	-	-	28.5
(Gain) loss on assets sold and NCI	(21.0)	-	(0.5)	-	(21.5)
Changes in operating assets and liabilities
Income taxes, net of employee stock plans	23.7	(8.7)	-	-	15.0
Accounts payable and accrued liabilities	(3.0)	-	0.5	-	(2.5)

Year Ended September 30, 2007
Net income	$508.2	$(15.1)	$-	$-	$493.1
Adjustments:
Discounts and deferred issuance costs	10.5	20.8	-	-	31.3
(Gain) loss on assets sold and NCI	(6.5)	-	2.1	-	(4.4)
(Gain) loss on redemption of debt	-	3.1	-	-	3.1
Changes in operating assets and liabilities
Income taxes, net of employee stock plans	10.8	(8.8)	-	-	2.0
Accounts payable and accrued liabilities	36.6	-	(2.1)	-	34.5

Recently Issued Accounting Standards Not Yet Adopted

Revenue Arrangements with Multiple Deliverables and Software Elements

In October 2009, the FASB issued two ASUs providing new revenue recognition guidance with respect to revenue arrangements that include software elements and multiple deliverables. Under the new guidance, tangible products, containing both software and nonsoftware components that function together to deliver a tangible product’s essential functionality, will not be subject to software revenue accounting. This new guidance also establishes a new hierarchy for allocating revenues among multiple deliverables in a multi-element arrangement. In order of preference, revenues will be allocated based on VSOE, third-party evidence, or estimated selling price.

Additional disclosures will be required to describe the effects of adoption, including changes in how arrangement consideration is allocated or in the pattern and timing of revenue recognition. This new guidance is effective for fiscal years beginning on or after June 15, 2010, and we have elected to early adopt prospectively for new or materially modified arrangements entered into on or after the beginning of our first quarter in fiscal 2010. We continue to evaluate the extent to which this new guidance will impact the timing of our revenues and expect many of IGT’s products, such as machines, will no longer be accounted for as software, allowing for revenue recognition earlier in certain bundled arrangements.

Consolidation of Variable Interest Entities

In June 2009, the FASB issued new guidance which requires us to reassess our primary beneficiary position for all VIE arrangements based on qualitative factors on an on-going basis. This guidance is effective for our first quarter of fiscal 2011 and must be adopted through a cumulative-effect adjustment (with a retrospective option). We continue to evaluate the extent to which this will impact our results of operations, financial position, or cash flows.

2.   Restructuring

In response to reduced demand, we have been conducting an ongoing company-wide strategic review of our costs and organizational structure to maximize efficiency and align expenses with the current and long-term business outlook.  During fiscal 2009, we reduced our global workforce by approximately 16% from September 30, 2008 levels through a combination of voluntary and involuntary separation arrangements.

Resulting restructuring charges for the year ended September 30, 2009 totaled $35.0 million, net of $3.4 million in forfeited stock compensation. The remaining accrued costs are expected to be paid over the next several quarters.

Accrued restructuring costs as of and for the year ended September 30, 2009

(In millions)
Severance and benefits	$35.0
Lease termination costs	2.2
Other costs	1.2
Total accrued costs	38.4
Cash paid	(33.3)
Remaining accrued costs	$5.1

3.   Variable Interest Entities and Investments in Unconsolidated Affiliates

Variable Interest Entities

As the primary beneficiary, we consolidate our VIE WAP trusts in Iowa and New Jersey. The trusts are primarily responsible for administering jackpot payments to winners. The consolidation of these VIE trusts primarily increases jackpot liabilities and related assets, as well as interest income and equivalent offsetting interest expense. In conjunction with regulatory changes, the Iowa Trust was dissolved with its remaining assets and liabilities transferred to IGT in December 2008. Consolidated VIE trust assets and equivalent liabilities totaled $91.3 million at September 30, 2009 and $108.2 million at September 30, 2008.

Investments in Unconsolidated Affiliates

Las Vegas Gaming International

In October 2008, we entered into a strategic business arrangement with LVGI, an innovator in gaming software applications and hardware, whereby LVGI agreed to create applications for IGT’s server-based gaming systems, and IGT agreed to purchase certain shares in LVGI. We advanced $1.5 million in July 2008 and paid $10.3 million in October 2008 to LVGI for a total investment of $11.8 million to receive 4.7 million shares of LVGI convertible perpetual cumulative preferred stock and warrants to purchase an additional 1.5 million common shares. In February 2009, we advanced $1.5 million with LVGI as a refundable deposit against a second potential investment.

As LVGI is not a publicly traded company and the preferred stock did not meet all the characteristics of in-substance common stock, this investment was accounted for under the cost method. The warrants were not accounted for separately as they did not qualify as freestanding derivatives. In late August 2009, LVGI publicly stated that it lacked the funding to satisfy its current obligations or sustain expected working capital requirements for its current fiscal year and further, is unable to make cash flow forecasts based on reasonably objective assumptions. As a result of significant adverse changes in the expected financial performance of LVGI, together with an evaluation of our long-term gaming systems strategy, we determined our investment was fully impaired at September 30, 2009 and recorded $13.3 million of other-than-temporary impairment.

Progressive Gaming International Corp.

In August 2008, we invested $15.0 million in a Note and Warrant Purchase Agreement with PGIC, a casino management systems provider focused on smaller casinos. The initial investment of $15.0 million was allocated to three components of the agreement based on their respective fair values: convertible notes of $6.6 million, embedded derivatives of $7.5 million and stock warrants of $0.9 million.

The fair value of our investment in PGIC's senior subordinated convertible notes, including accrued interest, was $6.3 million in January 2009 when it was attributed to consideration paid for certain PGIC assets acquired. See Note 7. PGIC subsequently filed a petition for relief under Chapter 7 of the US Bankruptcy Code. The investment carrying value was reduced to zero concurrent with the asset acquisition.

Previous to the asset acquisition, the notes were accounted for as available-for-sale securities with the discount amortized to interest income. The notes’ conversion option, contingent interest feature, and change of control put, were accounted for separately as a single, bundled, compound embedded derivative. The warrants were also accounted for separately as freestanding derivatives.

We recorded a loss of $0.9 million on the notes investment during fiscal 2009. The embedded derivatives and warrants had a combined fair value of zero at September 30, 2009, after recording losses of $1.2 million during fiscal 2009 and $7.2 million in 2008.

China LotSynergy Holdings, Ltd.

Stock

In May 2007, we entered into strategic business arrangements with CLS, a company involved in the development of the China lottery market and other related activities. As part of this arrangement, we invested $33.6 million, including transaction costs, for approximately 5% of the outstanding ordinary shares of CLS, a public company listed on the Growth Enterprise Market of the Hong Kong Exchange.

At September 30, 2009, our CLS stock investment was accounted for as an available-for-sale security with adjusted cost basis, fair value, and unrealized gain/loss reflected in the aggregate available-for-sale table below. We changed from the previous accounting for this investment under the cost method during the third quarter of fiscal 2009 as the selling restriction was within one year of expiration.

At September 30, 2008, the fair value of the stock investment was $12.2 million, and we recorded an other-than-temporary loss of $21.4 million because it had been in a loss position for several months and local business conditions surrounding new regulations were uncertain.

Convertible Notes Receivable

Additionally in May 2007, we invested $72.0 million, including transaction costs, in a 4% zero-coupon unsecured convertible note of CLS due May 31, 2015, which becomes partially or wholly convertible after three years at a split-adjusted initial conversion price of HK$0.96 per share. CLS may call the note for redemption in full at accreted value under certain circumstances on or after May 31, 2012. IGT may require CLS to repay a portion of or the entire note at accreted value on May 31, 2012.

This note is accounted for as an available-for-sale security with adjusted cost basis, fair value, and unrealized gain/loss reflected in the aggregate available-for-sale table below. The unrealized loss recorded in other comprehensive income at September 30, 2008 was considered temporary because CLS had sufficient cash to satisfy the obligation. We determined that no feature met the definition of a derivative requiring bifurcation at September 30, 2009. See Note 19 about related foreign currency derivatives.

IGT simultaneously entered into a cooperative agreement to provide technical support, assistance, and consulting services to CLS and exclusively explore opportunities for providing products and services in connection with the China Welfare Lottery. IGT is restricted from selling or transferring any of its shares in CLS or the convertible note for three years, after which either party may terminate exclusivity provisions and IGT may sell or transfer its shares in CLS or the convertible note.

Joint Ventures

In September 2007, we established a 50/50 joint venture, IGT Synergy Holding Ltd., to explore opportunities in connection with the China Welfare Lottery; and in September 2009, we formed Asiatic Group Ltd. for Bingo and Electronic Lottery Games, also a 50/50 joint venture. As of September 30, 2009, we had funded $1.2 million of a $14.5 million unconditional commitment to contribute capital to CLS joint ventures over the next two years. We account for these joint ventures under the equity method and recognized losses of $0.3 million in fiscal 2009 and $0.1 million in 2008.

Walker Digital Gaming, LLC

In February 2006, IGT paid $56.0 million for a 10% equity interest in WDG, formerly known as Casino IP Holdings, LLC, a VIE formed with our involvement to hold, develop, and license WDG IP identified for gambling use. In January 2008, we invested $14.0 million in WDG for an additional 2% equity interest and committed to fund a $60.0 million royalty advance in annual $15.0 million installments. This relationship was designed to facilitate development, introduction, and integration of WDG gaming application concepts into IGT product lines.

We determined IGT was not the primary beneficiary of the WDG VIE because IGT did not provide more than half of the total equity or financial support and accounted for this investment under the equity method. There were no other terms of the arrangement, explicit or implicit, that could have required IGT to provide additional financial support. We recognized losses from this unconsolidated affiliate, largely comprised of intangible asset amortization, of $5.2 million in fiscal 2009, $5.8 million in 2008, and $5.3 million 2007.

In August 2009, we paid $20.0 million to WDG in connection with an agreement to extinguish the royalty commitment, eliminate future IGT royalty obligations, relinquish our WDG equity ownership, and restructure IP rights and ownership. This new agreement supersedes and terminates all other previous IP license agreements between WDG and IGT. We paid an additional $5.0 million in October 2009 upon the finalization of certain third-party IP license arrangements. This new agreement triggered a VIE reconsideration event and we determined that IGT no longer holds any variable interest in WDG.

As a result of this exchange and related evaluation of the future business outlook pertaining to the use of these IP rights, in the fourth quarter of fiscal 2009 we recorded a loss of $78.0 million. The equity investment, deferred royalties and related accrued commitment were eliminated and we recorded patent additions in intangible assets of $24.8 million of patents ($20.0 million in cash and $4.8 million of other assets). See Note 12.

Aggregate Available-for-sale Investments in Unconsolidated Affiliates

		Adjusted	Unrealized	Fair
September 30,		Cost	gain (loss)	Value*
(In millions)
2009	CLS Stock	$12.2	$3.5	$15.7
	CLS Convertible Note	77.9	0.5	78.4
	Total	$90.1	$4.0	$94.1

2008	PGIC Convertible Note	$6.7	$0.1	$6.8
	CLS Convertible Note	74.5	(2.1)	72.4
	Total	$81.2	$(2.0)	$79.2

* See Note 20 for factors related to fair values.

4.   Inventories

September 30,	2009	2008
(In millions)
Raw materials	$74.9	$99.8
Work-in-process	6.7	9.5
Finished goods	76.2	109.0
Total	$157.8	$218.3

5.   Property, Plant and Equipment

September 30,	2009	2008	Useful lives
(In millions)			(years)
Land	$62.7	$62.9
Buildings	230.0	225.6	40
Leasehold improvements	14.5	12.8	1-5
Machinery, furniture and equipment	300.2	300.6	3-10
Gaming operations equipment	832.4	816.6	1-5
Total	1,439.8	1,418.5
Less accumulated depreciation	(881.0)	(827.6)
Property, plant and equipment, net	$558.8	$590.9

Interest of $1.9 million was capitalized during fiscal 2008 related to the completion of our Las Vegas facility construction.

6.   Employee Benefit Plans

We have established a variety of employee benefit programs to attract, retain and motivate employees.

Cash Incentives

Our profit sharing and 401(k) plan was adopted for US employees. IGT matches 100% of an employee’s contributions up to $750 per year. Participants immediately vest in their contributions and IGT’s matching contributions. Additionally, IGT may contribute a portion of profits to eligible employees, which vest over a six-year period. Cash sharing is distributed semi-annually to all eligible employees and management bonuses are paid annually to selected employees.

Our non-qualified deferred compensation plan, implemented in September 1999, provides an unfunded incentive compensation arrangement for eligible management and highly compensated employees. Participants may elect to defer up to 50% of their annual earnings with a minimum deferral of $2,000. Distributions can be paid out as short-term payments or at retirement. Retirement benefits can be paid out as a lump sum or in annual installments over a term of up to 15 years.

Benefits accrued for all these plans totaled $38.8 million in fiscal 2009, $75.1 million in 2008, and $93.6 million in  2007.

Share-based Compensation

The amount, frequency, and terms of share-based awards may vary based on competitive practices, company operating results, and government regulations. New IGT shares are issued upon option exercises or restricted share grants.

IGT restricted share awards are earned over the employee’s service (vesting) period, and hold no further restrictions upon vesting. Performance-based awards vest based on achievement of specific financial and operational goals as established in advance by the Compensation Committee. Unrecognized costs related to all share-based awards outstanding at September 30, 2009 totaled $63.1 million and are expected to be recognized over a weighted average period of 1.7 years.

Stock Incentive Plan (SIP)

Under the IGT SIP, eligible employees and non-employee directors may be granted non-qualified and incentive stock options, restricted shares or stock appreciation rights. SIP grants may vest based on time of service or performance. Stock options are generally granted at an exercise price equal to the market price on the date of grant, with a 10-year contractual term. SIP grants generally vest over 3-5 years in ratable annual increments. At September 30, 2009, 24.0 million shares were available for grant under the IGT SIP and restricted shares granted count as four shares against this allowance.

Stock Options Exchanged

On November 4, 2009, IGT granted 2.7 million employee stock options with an exercise price of $18.60 per share in exchange for the 5.3 million underwater employee stock options surrendered in a share holder approved exchange offer that expired on November 3, 2009. The newly granted options have a six-year contractual term and will vest ratably over two years.

Stock options activity as of and for the year ended September 30, 2009

		Weighted Average
			Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
	(thousands)	(per share)	(years)	(millions)
Outstanding at beginning of year	16,780	$32.06
Granted	4,921	10.70
Exercised	(512)	16.38
Forfeited	(1,466)	28.03
Expired	(1,701)	33.38
Outstanding at end of period	18,022	$26.88	6.4	$48.0

Vested and expected to vest	17,902	$26.94	6.4	$47.2

Exercisable at end of period	9,988	$30.58	4.7	$6.6

Restricted shares activity as of and for the year ended September 30, 2009

		Weighted Average
		Grant	Remaining	Aggregate
		Date	Vesting	Intrinsic
	Shares	Fair Value	Period	Value
	(thousands)	(per share)	(years)	(millions)
Outstanding at beginning of year	1,663	$35.72
Granted	1,171	10.71
Vested	(524)	34.58
Forfeited	(310)	27.45
Outstanding at end of period	2,000	$22.60	2.4	$39.9

Expected to vest	1,890	$21.74	2.4	$37.7

Employee Stock Purchase Plan

Under the IGT qualified employee stock purchase plan, eligible employees are granted an option with a 12-month term to purchase a limited number of shares, exercisable the last day in February each year. Eligible employees may participate in this plan through payroll deductions up to certain limits. The option price is equal to 85% of the market price of our stock on the grant date or exercise date, whichever is less. Approximately 671,000 shares were issued in February 2009 under this plan. Based on enrollment through September 30, 2009, we expect to issue approximately 1.2 million shares in February 2010 under this plan. At September 30, 2009, 1.9 million shares were available for future grants.

Additionally, eligible UK employees may enroll annually in the Barcrest Savings Related Share Option Scheme established in January 1999. Employees must elect to vest over three, five, or seven years and the option price is equal to 80% of the market price of our stock on the grant date. No shares were issued during fiscal 2009 under this plan and approximately 600,000 shares were available for grant at September 30, 2009. Based on enrollment through September 30, 2009, we expect to issue approximately 207,000 shares under this plan over the next seven years.

Option Valuation Assumptions

Years Ended September 30,	2009	2008	2007

Expected volatility	0.60	0.31	0.26
Expected dividends	4.84%	1.32%	1.26%
Expected term (in years)	4.4	4.4	4.2
Risk free rate	1.83%	2.61%	4.57%

Reported Share-based Compensation

Years Ended September 30,	2009	2008	2007
(In millions)
Pre-tax	$39.2	$38.4	$35.7
Tax benefit	(11.9)	(11.6)	(10.3)
After-tax	$27.3	$26.8	$25.4

Other Share-based Compensation Information

Years Ended September 30,	2009	2008	2007
(In millions, except per share amounts)
Weighted average grant date fair value per share:
Options granted	$3.71	$8.72	$9.50
Restricted shares granted	$10.71	$35.56	$42.56

Total intrinsic value of options exercised	$1.9	$57.3	$66.3
Total fair value of restricted shares vested	5.7	16.5	13.1
Tax benefit realized for tax return deductions	2.7	26.2	26.9

7.   Business Acquisitions

Progressive Gaming International Corp.

In January 2009, we acquired certain operating assets of PGIC. The purchase consideration totaled $23.6 million, including $17.3 million in cash and $6.3 million of fair value from our note investment with accrued interest. See Note 3. Certain global assets and operations of PGIC were integrated with respective IGT offices serving Europe, Asia, Australia, Latin America, Canada, and the US. We believe this purchase will provide IGT with additional market opportunities using the PGIC technology to augment our current systems product offerings and increase our systems installed base.

We allocated the purchase consideration to:

ª	tangible assets of $13.5 million, including cash of $1.8 million

ª	identifiable intangible assets of $15.3 million

ª	in-process R&D of $0.8 million with no future alternative use, immediately charged to R&D

ª	liabilities of $6.0 million

Cyberview Technology, Inc.

In July 2008, we paid approximately $88.6 million for substantially all of the assets of Cyberview, a group of companies, that develop, produce, and implement innovative, integrated gaming systems solutions. The purchase price included a separate license agreement providing rights to certain additional Cyberview patents. We anticipate this purchase will enable more immediate access to licensed betting office and video lottery markets in Europe, as well as further strengthen our IP portfolio and enhance our server-based initiatives.

We allocated the purchase price to:

ª	tangible assets of $30.8 million, including cash of $16.5 million

ª	identifiable intangible assets of $31.5 million

ª	goodwill of $35.8 million, which may be deductible for tax purposes

ª	liabilities of $9.5 million

Million-2-1

In June 2008, we completed the acquisition of M-2-1, a mobile gaming company based in Manchester, UK, for approximately $10.3 million. Additionally, we committed to pay earn-out consideration up to a maximum of £7.5 million, payable through fiscal 2011 contingent upon M-2-1 meeting certain financial targets. If paid, a portion will be recorded as additional purchase consideration and a portion as compensation expense ratably over the service period through June 2011. At September 30, 2009, financial targets were thus far not met and the remaining commitment totaled approximately $5.0 million. In addition to gaining access to M-2-1's IP, we anticipate this business combination will enable us to establish new markets and channels for IGT's game content.

We allocated the purchase price to:

ª	tangible assets of $1.6 million, including cash of $0.8 million

ª	identifiable intangible assets of $7.2 million

ª	goodwill of $6.4 million, which is not deductible for tax purposes

ª	liabilities of $4.9 million

DigiDeal Corporation

In June 2007, we invested $31.2 million in voting convertible preferred and common stock of DigiDeal, a Spokane, Washington gaming technology firm. We acquired a 58% controlling interest and DigiDeal’s results were consolidated in our financial statements beginning June 22, 2007. In addition to gaining access to DigiDeal’s IP portfolio, we plan to work jointly in expanding game content and electronic table game products. Additional five-year agreements provide IGT exclusive manufacturing and distribution rights, as well as a fixed-price option to purchase all remaining outstanding shares.

We allocated the aggregate purchase price to:

ª	tangible assets of $14.9 million, including cash of $12.4 million

ª	identifiable intangible assets of $9.0 million

ª	in-process R&D of $0.5 million with no future alternative use, immediately charged to R&D expense

ª	goodwill of $11.1 million, not deductible for tax purposes

ª	liabilities of $4.3 million

During the second quarter of fiscal 2008, we increased our investment in DigiDeal by approximately 5% for $3.0 million, with an allocation of $2.2 million to goodwill and $0.4 million to identifiable intangible assets.

8.   Investment Securities

Our portfolio of investment securities was comprised entirely of $21.6 million (par) of ARS and related put rights held at September 30, 2009 and 2008. ARS are fixed rate debt securities with underlying long-term maturities, designed to reset to market rates when traded through a modified Dutch auction process at predetermined short-term intervals, typically 7, 28, or 35 days. These debt securities actively traded at par previous to auctions failures which began in February 2008.

Our ARS consist of AAA rated issuances, collateralized by student loans guaranteed by the US government under the Federal Family Education Loan Program. The issuers additionally provide certain credit enhancements, such as over-collateralization, reserve accounts, insurance, and excess spread, to further secure the value of the debt. The issuers provide a third-party guarantee, such that if a student loan defaults, the guarantor is obligated to pay the issuer 100% of the outstanding principal and interest. The guarantor is then able to submit a claim to the Federal Department of Education which guarantees payment of 97-100% of the outstanding amounts to the guarantor.

With global credit and capital market uncertainties, investment banks and brokers were unwilling to purchase ARS when investor demand fell short and auctions for student loan ARS began failing in February 2008. The effect of a failed auction is that holders cannot sell the securities at auction and the interest rates generally reset to a maximum auction interest rate. Our ARS lack liquidity because of the failed auctions, but we continue to receive interest payments and have no reason to believe the underlying assets are at risk of default.

In November 2008, we accepted ARS put rights offered by our broker, UBS Securities LLC, entitling us to sell our ARS through appropriate UBS entities at par plus accrued interest during the exercise period from June 30, 2010 through July 2, 2012. The put rights are a separate freestanding instrument accounted for separately from the ARS. Upon acceptance of the put rights, we reclassified our ARS from “available-for-sale” to “trading” and elected to carry the put at fair value. We believe this election more accurately reflects the economic relationship between the put and the underlying ARS and future changes in the respective fair values will largely offset.

At September 30, 2009, the ARS and put were classified as trading and presented in current assets as our ability to exercise the put right was within one year. At September 30, 2008, the ARS were classified as available-for-sale in non-current assets. See Note 20 for fair value information. In addition to gains of $0.2 million on other investment securities sold in fiscal 2008, we recorded the following changes in fair value related to the ARS and put:

ª	net loss of $0.3 million ($3.9 million ARS loss and $3.6 million put gain) during fiscal 2009

ª	temporary ARS impairment of $2.0 million during fiscal 2008 (in other comprehensive income)

9.   Jackpot Annuity Investments

Information about the carrying value, fair value and unrealized gains and losses of our jackpot investments are presented in Note 20. As of September 30,2009, these securities mature through 2034, with accreted interest, as follows:

Within 1 year	2-5 years	6-10 years	Thereafter	Total
(In millions)
$ 67.4	$240.8	$195.2	$128.2	$631.6

10.   Receivables

Our notes and contracts receivable are presented net of unearned interest income and deferred loan fees totaling $13.2 million at September 30, 2009 and $6.6 million at September 30, 2008, and net of allowances for doubtful accounts below.

September 30,	2009	2008	2007
(In millions)
Allowance for doubtful accounts:
Beginning balance	$19.1	$20.9	$18.2
Provisions	17.0	5.2	4.0
Write-offs, net of recoveries	(12.7)	(7.0)	(1.3)
Ending balance	$23.4	$19.1	$20.9

Allowance for doubtful notes and contracts:
Beginning balance	$16.3	$25.1	$39.0
Provisions	16.9	3.8	(10.0)
Write-offs, net of recoveries	-	(12.6)	(3.9)
Ending balance	$33.2	$16.3	$25.1
Current	$22.6	$10.1	$12.5
Non-current	$10.6	$6.2	$12.6

Estimated future collections below, as of September 30, 2009, are net of allowances for notes of $19.0 million and contracts of $14.2 million:

	2010	2011	2012	2013	2014	Thereafter	Total
(In millions)
Notes	$38.3	$29.6	$21.0	$20.3	$18.0	$64.3	$191.5
Contracts	116.5	72.2	12.3	5.6	5.5	0.6	212.7
	$154.8	$101.8	$33.3	$25.9	$23.5	$64.9	$404.2

11.   Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and equivalents, investments, and receivables. We place short-term investments in high credit quality financial institutions and in short-duration high-quality securities. With the exception of US Government and Agency securities, our short-term investment policy limits the amount of credit exposure in any one financial institution, industry group, or type of investment. Cash on deposit may be in excess of Federal Deposit Insurance Corporation limits.

Our receivables are concentrated in the following legalized gaming regions at September 30, 2009:

North America		International
Nevada	10%	Argentina	22%
Alabama	9	Other Latin America	7
Oklahoma	6	Europe	6
Pennsylvania	5	Other (less than 5% individually)	8
Other (less than 5% individually)	27		43%
	57%

Our unfunded development financing loans totaled $17.7 million at September 30, 2009.

12.   Goodwill and Other Intangibles

Goodwill

Activity by Segment for the year	North
ended September 30,	America	International	Total
(In millions)
2008
Beginning balance	$1,009.2	$107.4	$1,116.6
Acquisitions/purchase price adjustments	34.3	14.3	48.6
Foreign currency and tax benefit adjustments	(0.9)	(5.8)	(6.7)
Ending balance	1,042.6	115.9	1,158.5

2009
Acquisitions/purchase price adjustments	0.2	0.2	0.4
Foreign currency	-	(7.4)	(7.4)
Ending balance	$1,042.8	$108.7	$1,151.5

Other Intangibles

Patent additions in the following tables include capitalized legal costs, as well as $24.8 million related to our WDG exchange (see Note 3). Purchase consideration for the reacquired rights was comprised of $10.6 million cash and $2.8 million of receivables settled in connection with an Atlantic City distributorship. Business combination additions include purchase price valuation adjustments during the first year subsequent to acquisition.

Additions for the year	Business	Other	Weighted
ended September 30, 2009	Combinations	Additions	Average Life
(In millions, except life)			(Years)
Finite lived intangibles
Patents	$-	$33.8	9
Developed technology	9.0	-	6
Contracts	4.6	-	7
Reacquired rights	-	13.4	13
Customer relationships	1.1	-	9
Trademarks	0.5	-	7
Total	$15.2	$47.2

	September 30, 2009			September 30, 2008
	Accumulated			Accumulated
Balances	Cost	Amortization	Net	Cost	Amortization	Net
(In millions)
Finite lived intangible assets
Patents	$396.3	$205.7	$190.6	$376.7	$184.0	$192.7
Developed technology	76.7	37.3	39.4	68.4	27.1	41.3
Contracts	26.4	15.7	10.7	25.1	15.5	9.6
Reacquired rights	13.4	0.1	13.3	-	-	-
Customer relationships	8.8	4.8	4.0	7.9	4.0	3.9
Trademarks	3.6	2.4	1.2	3.3	1.9	1.4
Total	$525.2	$266.0	$259.2	$481.4	$232.5	$248.9

Aggregate amortization expense totaled $51.2 million in fiscal 2009, $45.1 million in 2008, and $49.1 million in  2007.

	2010	2011	2012	2013	2014
(In millions)
Estimated future annual amortization	$47.3	$43.1	$37.3	$34.2	$30.7

13.   Credit Facilities and Indebtedness

Outstanding balance September 30,	2009	2008
(In millions)
Domestic credit facility	$100.0	$1,345.0
Foreign credit facilities	5.3	15.0
Debentures	707.0	900.0
Notes	850.0	-
Bonds	500.0	-
Installment purchase contract	-	3.1
Total principal	2,162.3	2,263.1
Debentures discount	(2.7)	(27.7)
Notes discount	(152.1)	-
Bonds discount	(2.6)	-
Swap fair value adjustment (see Note 15)	15.1	-
Total notes payable, net	$2,020.0	$2,235.4

The table below reflects our expected future principal payments as of September 30, 2009. The Debentures were included with 2010 payments as we expect holders will exercise the December 2009 put right.

	2010	2011	2012	2013	2014	Thereafter	Total
(in millions)
Principal payments	$712.3	$15.6	$84.4	$-	$850.0	$500.0	$2,162.3

We were in compliance with all applicable debt covenants at September 30, 2009.

At the beginning of fiscal 2010, we adopted accounting standards requiring the separation of liability (debt) and equity (conversion option) components of our convertible debt instruments to reflect an effective nonconvertible borrowing rate at issuance. See Note 1, table titled “Adjustments for Retrospective Adoption of Accounting Standards at the beginning of Fiscal 2010”, for amounts retrospectively recast in conjunction with this recently adopted accounting standard.

Domestic Revolving Credit Facility

In June 2009, our $2.5 billion credit facility was amended and restated providing for a reduced revolving credit line of $2.1 billion, extending the maturity on $1.7 billion to June 8, 2012 and leaving $0.4 billion with the non-extended maturity of December 19, 2010. Upon the subsequent issuance of Bonds described below, the amended facility was further reduced by $0.3 billion to a total commitment of $1.8 billion, with $1.5 billion extended and $0.3 billion non-extended.

Interest under the amended facility is paid at least quarterly with rates and facility fees based on our public debt ratings or debt to capitalization ratio. Initially, extended commitments bear interest at LIBOR plus 260 bps with a facility fee of 65 bps and non-extended commitments bear interest at LIBOR plus 37.5 bps with a facility fee of 12.5 bps. At September 30, 2009, $100.0 million was drawn on the amended facility ($84.4 million extended and $15.6 million non-extended), $1.7 billion was available, and $3.6 million was reserved for letters of credit. The outstanding amount carried a 2.74% weighted average interest rate.

Half of amounts outstanding at December 19, 2010 will convert to term loans due in six installments. The first five installments, equal to 1.25% of the converted principal, are due March 31, June 30, September 30, December 31, 2011 and March 31, 2012, and the final installment for the remaining outstanding principal is due on June 8, 2012.

IGT was required to repay $780.0 million outstanding under the original facility and immediately re-borrow it under the terms of the amended facility. Non-recurring charges of $4.4 million for associated breakage fees on the early repayments and deferred offering costs related to the commitment reduction were recorded in third quarter interest expense. Capitalized debt issuance costs of approximately $35.4 million will be amortized to interest expense over the amended facility term.

Obligations under the amended facility are generally unsecured, except that in the event of certain declines in our debt ratings (as described in the amended facility), we will grant a lien on 100% and 66% of the equity interests of our direct and wholly-owned domestic and foreign subsidiaries, respectively, pursuant to the terms of a Pledge and Security Agreement. The Notes, Bonds or similar securities issued by IGT and certain interest rate hedges provided by lenders or their affiliates under the amended facility are permitted to share in any collateral granted.  Any lien granted will be released if we satisfy the minimum debt rating requirements (as described in the amended facility) for at least three consecutive calendar months.

The amended facility includes the following covenants (all terms as defined per the amended facility):

ª	a minimum ratio of adjusted EBITDA to interest expense (interest coverage ratio)

ª	a maximum ratio of Total Debt to adjusted EBITDA (total leverage ratio)

ª	certain restrictions on our ability to:

▪	incur or guaranty additional debt, or enter into swap agreements

▪	incur liens

▪	merge with or acquire other companies, liquidate or dissolve

▪	sell, transfer, lease or dispose of substantially all assets

▪	change the nature of our business

▪
declare or make cash dividends or distributions or pay cash for the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of our capital stock or equity interests or any return of capital to shareholders, provided that we may, as long as no continuing default has occurred, pay dividends of up to the lesser of $0.06 per common share per fiscal quarter or $25.0 million in any fiscal quarter.

The amended facility specifies a number of events of default (some of which are subject to applicable grace or cure periods), including failure to make timely principal and interest payments or satisfy the covenants. Upon the occurrence of an event of default under the credit facility, the lenders may cease making loans, terminate the commitments, and declare all amounts outstanding to be immediately due and payable.

All features of the amended facility were evaluated for embedded derivatives and we determined no embedded features require bifurcation.

Foreign Revolving Credit Facilities

Our foreign credit facilities at September 30, 2009 totaled $58.6 million, of which $5.3 million was outstanding with a weighted average interest rate of 1.38%. These subsidiary credit facilities renew annually and are guaranteed by the parent company, International Game Technology.

2.6% Convertible Debentures

We issued $900.0 million principal amount of 2.6% Senior Convertible Debentures due December 15, 2036 in a private placement on December 20, 2006. Interest is due semiannually on June 15 and December 15. The Debentures are general unsecured obligations of IGT, ranking equal with all existing and future unsecured and unsubordinated obligations. The Debentures rank junior to all existing and future subsidiary liabilities, including trade payables.

At September 30, 2009, $707.0 million par of Debentures were outstanding after repurchases of $193.0 million for gains of $1.3 million during fiscal 2009. No value was allocated to the equity component for these repurchases. No Debentures were repurchased subsequent to September 30, 2009 through November 30, 2009.

IGT may redeem some or all of the Debentures for cash on or after December 20, 2009, at 100% of their principal amount plus accrued and unpaid interest, if any, up to the redemption date. If IGT redeems the Debentures, holders will be notified at least 15 days, but not more than 60 days, prior to the redemption date. Holders have the right to require IGT to redeem the Debentures for cash at 100% of their principal amount plus accrued and unpaid interest, if any, on December 15, 2009, 2011, 2016, 2021, 2026 and 2031.

On November 12, 2009, we gave Debenture holders notice of the December 2009 put right, which we expect holders to exercise given current maker conditions and the recent trading prices of our common stock. At September 30, 2009, the Debentures were not classified as current liabilities because we had the intent and ability to refinance with our noncurrent domestic credit facility.

We may also pay contingent interest for the period commencing December 20, 2009 through June 14, 2010 and any six-month period thereafter, if the average trading price (as defined in the indenture) per $1,000 Debenture for the five trading day measurement period ending on the third trading day immediately preceding the first day of the interest period equals 120% or more of an equal principal amount of Debentures. The amount of contingent interest will equal 0.25% per annum of the average trading price per $1,000 Debenture during the five trading day measurement period used to determine whether contingent interest must be paid.

Under certain circumstances, each $1,000 Debenture may be converted at an initial conversion rate of 16.1875 shares of IGT Common Stock, representing a stock price of $61.78 or a 35% conversion premium over the market price at issuance. Upon conversion, for each $1,000 Debenture, a holder will receive cash up to $1,000, plus accrued and unpaid interest, if any, and shares for any conversion value determined in a manner set forth in the indenture. The conversion rate is adjustable upon the occurrence of certain events as defined in the indenture.

The Debentures are convertible under any of the following circumstances:

ª	during any fiscal quarter ending after March 31, 2007 if the closing price of our common stock is more than 130% of the conversion price during the measurement period of the preceding fiscal quarter

ª	if the Debentures are called for redemption

ª	if specified corporate transactions occur

ª	during the last three months prior to maturity

The market price condition for convertibility was not yet met at September 30, 2009.

We evaluated all features of the Debentures for embedded derivatives and determined the contingent interest feature represents an embedded derivative requiring bifurcation. No derivative liability was recorded at September 30, 2009 and September 30, 2008 because the fair value was nominal. Changes in fair value are adjusted through interest expense.

Recast amounts are reflected in the table below:

Years Ended September 30,	2009	2008	2007
(In millions)
Equity component, net of allocated issue costs	$69.6	69.6	69.6
Deferred tax adjustment	(25.9)	(25.9)	(25.9)
Net carrying amount of equity component	$43.7	$43.7	$43.7

Effective interest rate	6.2%	6.2%	6.2%
Interest expense, contractual	$20.1	$23.4	$18.2
Interest expense, discount amortization	19.9	23.6	19.7
Other income (expense) from repurchase gain (loss)	1.3	-	-

As of September 30, 2009, the remaining discount amortization period was 0.2 years.

3.25% Convertible Notes

On May 11, 2009, we issued $850.0 million aggregate principal amount of Notes, in a private placement for net proceeds of $822.5 million, after deferred offering costs of approximately $27.5 million, which will be amortized to interest expense over the Note term. We will pay interest at 3.25% on the Notes, semiannually on May 1 and November 1, beginning November 1, 2009. Proceeds from the Notes (net of amounts used for the separate note hedge transactions and funds provided by the separate warrant transactions described below) were used to reduce outstanding borrowings under our revolving domestic credit facility.

The Notes are general unsecured obligations of IGT, ranking equal with all existing and future unsecured and unsubordinated obligations. The Notes rank junior to all existing and future subsidiary liabilities, including trade payables. The Notes mature on May 1, 2014, unless repurchased earlier by IGT or converted. The Notes are not redeemable at IGT's option before maturity, except in certain circumstances relating to applicable gaming authority regulations. The terms of the Notes may, in certain circumstances, require us to grant a lien on equity interests if certain downgrades by rating agencies occur.

Each $1,000 Note is initially convertible into 50.0808 shares of IGT Common Stock, representing a conversion price of $19.97 per share. Upon conversion, a holder will receive cash up to the aggregate principal amount of each Note and shares of our common stock for any conversion value in excess of the principal amount as determined per the indenture. The conversion rate is adjustable upon the occurrence of certain events as defined in the indenture.

The Notes are convertible under any of the following circumstances:

ª
during any fiscal quarter ending after September 30, 2009 (and only during such fiscal quarter), if the closing price of our common stock for at least 20 trading days in the last 30 trading day period of the immediately preceding fiscal quarter is more than 130% of the conversion price on the last trading day of the preceding fiscal quarter

ª	if specified corporate transactions occur as described further in the indenture

ª	at any time on or after February 1, 2014 until the close of business on the second scheduled trading day immediately preceding May 1, 2014

Holders who convert their Notes in connection with a make-whole adjustment event, as defined in the indenture, may be entitled to a premium increase in the conversion rate. Upon the occurrence of a fundamental change, as defined in the indenture, such as certain mergers and acquisitions of our common stock or liquidation, holders have the option to require IGT to repurchase their Notes at a purchase price equal to 100% of the principal, plus accrued and unpaid interest.

Recast amounts are reflected in the table below:

Year Ended September 30,	2009
(In millions)
Equity component, net of allocated issue costs	$157.8
Deferred tax adjustment	(58.1)
Net carrying amount of equity component	$99.7

Effective interest rate	8.7%
Interest expense, contractual	$10.9
Interest expense, discount amortization	11.0

As of September 30, 2009, the remaining discount amortization period was 4.6 years.

Note Hedges

In connection with the Notes, we paid an aggregate amount of $177.3 million to certain initial Note purchasers or their affiliates (counterparties) for separate convertible note hedges. The hedges reduce the potential dilution related to conversion of the Notes if the market value of our common stock, as measured under the Notes, at the time of the hedge exercise is greater than the Note conversion price. The note hedges were separate transactions apart from the Notes or warrants described below and were recorded as an adjustment to total equity, net of deferred tax assets of $65.5 million. Note holders have no rights with respect to the note hedges.

The note hedges cover, subject to anti-dilution and certain other customary adjustments substantially identical to those in the Notes, approximately 42.6 million shares of our common stock at a strike price of $19.97, which corresponds to the initial conversion price of the Notes. The note hedges are exercisable at each conversion date of the Notes and expire upon the earlier of the last day the Notes remain outstanding or the second scheduled trading day immediately preceding May 1, 2014.

Warrants

Additionally, we sold warrants to acquire approximately 42.6 million shares of common stock, subject to anti-dilution and certain other customary adjustments, at a strike price of $30.14 per share, to the counterparties for an aggregate amount of $66.8 million. The warrants were separate transactions apart from the Notes or note hedges and accounted for as an adjustment to total equity. Note holders have no rights with respect to the warrants.

If the volume weighted average share price of our common stock, as measured under the warrants, exceeds the strike price of the warrants, the warrants will have a dilutive effect on our earnings per share. The warrants expire over a series of dates with the final expiration date set to occur in November 2014.

7.5% Bonds

On June 15, 2009, we issued $500.0 million aggregate principal amount of 7.5% Bonds due 2019, under our March 2009 shelf registration statement and June 11, 2009 prospectus supplement, to certain underwriters pursuant to an underwriting agreement dated June 10, 2009. We received net proceeds of $493.3 million after a discount of $2.7 million and deferred offering costs of approximately $4.0 million, both of which will be amortized to interest expense over the Bond term.

Interest is payable semiannually on June 15 and December 15, beginning December 15, 2009. We intend to use the net proceeds from the Bonds to fund the redemption of a portion of our Debentures expected to be put to us in December 2009. Until the Debentures can be redeemed, we temporarily repaid outstanding credit facility amounts and intend to re-borrow to fund the redemptions.

The Bonds are general unsecured obligations of IGT, ranking equal with all existing and future unsecured and unsubordinated obligations. The Bonds rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. The Bonds mature on June 15, 2019, unless IGT redeems them earlier by paying the holders 100% of the principal amount plus a make-whole redemption premium as described further in the indenture.

The Bonds contain covenants which may, in certain circumstances:

ª	restrict our ability to incur additional debt

ª	limit our ability to enter into sale and leaseback transactions

ª	restrict our ability to sell, transfer, lease or dispose of substantially all assets

ª	require us to grant a lien on equity interests if certain downgrades by rating agencies occur

The Bonds specify a number of events of default (some of which are subject to applicable grace or cure periods), including the failure to make timely principal and interest payments or satisfy the covenants. Upon the occurrence of an event of default under the Bonds, the outstanding amounts may become immediately due and payable.

We evaluated all features of the Bonds and determined the Change of Control/Downgrade Put (described further in the indenture) represents an embedded derivative requiring bifurcation. The value of this derivative was nominal at September 30, 2009 and no related derivative asset or liability was recorded. Any future derivative value will be adjusted through other income (expense) for changes in fair value.

Interest Rate Swap

In conjunction with our Bonds issued in June 2009, we entered into $250.0 million notional value of interest rate swaps maturing on June 15, 2019, which effectively exchange 7.5% fixed interest payments for variable rate interest payments at one-month LIBOR plus 342 bps reset on the 15th of each month. Net amounts receivable or payable under the swaps will be settled semiannually on June 15 and December 15. See Note 19 for derivative values.

Shelf Registration

In March 2009, we filed a shelf registration statement with the SEC which allows us to issue debt securities, in one or more series, from time to time in amounts, at prices and on terms determined at the time of offering. The Bonds were issued under this registration statement.

Redeemed 1.75% Zero-Coupon Senior Convertible Debentures

On December 26, 2006, we called our outstanding 1.75% Debentures for redemption, giving holders the right to convert before January 10, 2007, for aggregate consideration comprised of shares and cash under the terms of the applicable indentures. Related to all conversions and redemptions during fiscal 2007, we paid holders $612.7 million, recognized losses of $3.1 million, and recorded a net increase of $33.5 million to additional paid-in-capital (as recast) for 7.3 million shares issued, reacquisition of the equity component, and deferred income tax adjustments.

Recast amounts are reflected in the table below:

Year Ended September 30,	2007
(In millions)
Equity component, net of allocated issue costs	$16.2
Deferred tax adjustment	(5.9)
Net carrying amount of equity component	$10.3

Effective interest rate	5.5%
Interest expense, contractual	$2.8
Interest expense, discount amortization	1.7
Other income (expense) from conversion gain (loss)	(3.1)

14.   Jackpot Liabilities

September 30,	2009	2008
(In millions)
Payments due previous winners	$636.6	$682.8
Payments due future winners	118.0	153.6
Unamortized discounts	(166.5)	(185.7)
Total jackpot liabilities	$588.1	$650.7

Future jackpot payments due	2010	2011	2012	2013	2014	Thereafter	Total
(In millions)
Previous winners	$72.2	$64.9	$62.6	$58.9	$54.4	$323.6	$636.6
Future winners	83.3	14.1	1.1	2.8	1.1	15.6	118.0

See Note 20 for fair value information.

15.   Operating Lease Commitments

We lease certain of our facilities and equipment under various agreements with expiration dates through January 2016. Certain facility leases provide that we pay certain other operating expenses applicable to the leased property, including utilities, maintenance, property taxes, and liability and property damage insurance. For leased properties no longer in use, we have accrued lease payments, net of anticipated sublease receipts. Rent and lease expense totaled $13.6 million for fiscal 2009, $16.2 million for fiscal 2008, and $14.7 million for fiscal 2007.

Future minimum payments due under non-cancelable operating leases at September 30, 2009

	2010	2011	2012	2013	2014	Thereafter	Total
(In millions)
Operating leases	$14.9	$11.8	$7.0	$3.8	$1.9	$0.8	$40.2

16.   Contingencies

Litigation

IGT has been named in and has brought lawsuits in the normal course of business. We do not expect the outcome of these suits, including the lawsuits described below, to have a material adverse effect on our financial position or results of operations.

Bally

2004 Federal District Court of Nevada

On December 7, 2004, IGT filed a complaint in US District Court for the District of Nevada, alleging that defendants Alliance Gaming Corp., Bally Gaming Int'l, Inc., and Bally Gaming, Inc. infringed six US patents held by IGT: US Patent Nos. 6,827,646; 5,848,932; 5,788,573; 5,722,891; 6,712,698; and 6,722,985. On January 21, 2005, defendants filed an answer denying the allegations in the complaint and raising various affirmative defenses to IGT's asserted claims. Defendants also asserted fourteen counterclaims against IGT, including counterclaims for a declaratory judgment of non-infringement, invalidity, and unenforceability of the asserted patents, and for antitrust violations and intentional interference with prospective business advantage. IGT has successfully moved for partial summary judgment on defendants’ counterclaims for intentional interference with prospective business advantage and defendants’ antitrust allegations related to the gaming machine market. IGT denies the remaining allegations. On May 9, 2007, the Court issued an order construing disputed terms of the asserted patent claims. On October 16, 2008, the Court issued summary judgment rulings finding certain of IGT’s patents, including patents that IGT believes cover bonus wheel gaming machines, invalid as obvious. The rulings also found that Bally was not infringing certain patents asserted by IGT. Bally’s antitrust and unfair competition counterclaims remain pending. On November 7, 2008, the Court issued an order staying the proceedings and certifying the summary judgment and claim construction rulings for immediate appeal. On December 1, 2008, IGT appealed the rulings to the US Court of Appeals for the Federal Circuit. On January 8, 2009, Bally moved to dismiss the appeal on jurisdictional grounds. On February 2, 2009, the Federal Circuit denied the Bally motion without prejudice to the parties raising jurisdictional issues in their merits briefs. On October 22, 2009, the Federal Circuit affirmed the District Court’s summary judgment rulings. A trial on Bally’s antitrust and unfair competition counterclaims has not yet been scheduled.

Certain of the patents and associated technology subject to this ruling are intangible assets which had a net carrying value of $54.6 million at September 30, 2009. As this court ruling triggered us to evaluate these intangible assets for recoverability, we evaluated undiscounted cash flows from product lines directly attributable to the applicable asset group. We determined that the carrying value is fully recoverable and the remaining useful life of seven years is appropriate.

2006 Federal District Court of Delaware

On April 28, 2006, IGT filed a complaint in US District Court for the District of Delaware, alleging that defendants Bally Technologies, Inc., Bally Gaming Int'l, Inc., and Bally Gaming, Inc. infringed nine US patents held by IGT: US Patent Nos. RE 38,812; RE 37,885; 6,832,958; 6,319,125; 6,244,958; 6,431,983; 6,607,441; 6,565,434; and 6,620,046. The complaint alleges that the “BALLY POWER BONUSING™” technology infringes one or more of the claims of the asserted IGT patents. The lawsuit seeks monetary damages and an injunction. On June 30, 2006, defendants filed an answer denying the allegations in the complaint and raising various affirmative defenses to IGT’s asserted claims. Defendants also asserted twelve counterclaims against IGT, including counterclaims for a declaratory judgment of non-infringement, invalidity, and unenforceability of the asserted patents, antitrust violations, unfair competition, and intentional interference with prospective business advantage. IGT denies these allegations. Pursuant to stipulation of the parties, all claims and counterclaims except those relating to US Patent Nos. RE 37,885 ("the '885 patent"), RE 38,812 ("the '812 patent"), and 6,431,983 have been dismissed. All proceedings relating to Bally’s antitrust, unfair competition, and intentional interference counterclaims have been stayed. On April 28, 2009, the court issued a summary judgment ruling finding the '885 and '812 patents valid. The court also ruled that Bally's "Power Rewards" and "ACSC Power Winners" products infringe certain claims of the '885 and '812 patents. The court granted Bally's motion for summary judgment that Bally's "SDS Power Winners" does not infringe the '885 patent and "Power Bank" and "Power Promotions" do not infringe the '983 patent. The court denied Bally's motion for summary judgment that the '983 patent is invalid. The parties have agreed that Bally's counterclaim for a declaratory judgment on invalidity of the '983 patent will be dismissed without prejudice. IGT’s motion for a permanent injunction against Bally’s infringing products is pending. A trial to determine the amount of damages incurred by IGT, and related matters, as a result of Bally's infringement has not yet been scheduled.

2006 Federal District Court of Nevada

On September 5, 2006, Bally Gaming, Inc. filed a complaint in US District Court for the District of Nevada alleging that IGT is infringing US Patent No. 7,100,916, entitled “Indicator Wheel System.”  The products named in the complaint are IGT’s gaming machines with “wheel” features, including, without limitation, Wheel of Fortune®, Wheel of Gold®, The Addams Family™, American Bandstand®, The Apprentice™,  Dilbert's™ Wheelbert™, Drew Carey Great Balls of Cash™, Elvira®, I Dream of Jeannie®, I Love Lucy™, Indiana Jones™: Raiders of the Lost Ark™, M*A*S*H*™, Megabucks® with Morgan Fairchild, Regis On the Town™, Sinatra™ and The Twilight Zone®  gaming machines. The lawsuit seeks unspecified monetary damages and an injunction. On October 6, 2006, IGT filed an answer and counterclaims denying infringement and seeking a declaration that the patent is invalid and non-infringed. On September 9, 2008, the Court granted IGT’s motion for summary judgment of invalidity and final judgment in IGT’s favor was entered on October 3, 2008. Bally appealed the decision to the US Court of Appeals for the Federal Circuit. On October 22, 2009, the Federal Circuit affirmed the District Court’s summary judgment ruling.

Aristocrat

2005 Federal District Court of Nevada

On June 30, 2005, Aristocrat Technologies Australia PTY Ltd. filed a patent infringement lawsuit against IGT. The complaint was served on IGT on December 13, 2005. Aristocrat alleged that IGT willfully infringed US Patent No. 6,093,102. Aristocrat alleged that the patent covered its Reel Power® video slot technology and IGT’s Multiway® video slot games. The lawsuit sought unspecified damages and an injunction. On January 13, 2006, Aristocrat filed a First Amended Complaint adding Aristocrat Technologies, Inc. as a plaintiff. On April 20, 2007, the US District Court for the District of Nevada issued an order granting summary judgment in favor of IGT declaring the Aristocrat patent invalid. Summary judgment was entered in favor of IGT on April 23, 2007. Aristocrat appealed the decision to the US Court of Appeals for the Federal Circuit. The Federal Circuit affirmed the judgment in IGT’s favor on March 28, 2008. Aristocrat requested a rehearing en banc, which was denied. Aristocrat filed a petition for certiorari in the United States Supreme Court, which was denied. This case is now concluded.

2006 Northern Federal District Court of California

On June 12, 2006, Aristocrat Technologies Australia PTY Ltd. and Aristocrat Technologies, Inc. filed a patent infringement lawsuit against IGT. Aristocrat alleged that IGT willfully infringed US Patent No. 7,056,215, which  issued on June 6, 2006. On December 15, 2006, Aristocrat filed an amended complaint, adding allegations that IGT willfully infringed US Patent No. 7,108,603, which issued on September 19, 2006. The IGT products named in the original and amended complaints were the Fort Knox® mystery progressive slot machines. On June 13, 2007, the US District Court for the Northern District of California entered an order granting summary judgment in favor of IGT declaring both patents invalid. The US Court of Appeals for the Federal Circuit reversed this decision on September 22, 2008. IGT’s request for a rehearing was denied on November 17, 2008. This case has recommenced in the District Court. Discovery is ongoing.

Brochu v. Loto Quebec

Loto Quebec commenced an action in warranty against VLC, Inc., a wholly-owned subsidiary of IGT, and another manufacturer of video lottery machines in October 2003, in the Superior Court of the Province of Quebec, District of Quebec, seeking indemnification for any damages that may be awarded against Loto Quebec in a class action suit, also filed in the Superior Court of the Province of Quebec. The class action claim against Loto Quebec, to which neither IGT nor any of its affiliates are parties, was filed by Jean Brochu on behalf of himself and a class of other persons who allegedly developed pathological behaviors through the play of video lottery machines made available by Loto Quebec in taverns and other public locations. In this action, the plaintiff seeks to recover on behalf of the class damages of approximately CAD$578.7 million, representing CAD$4,863 per class member, and CAD$119.0 million in punitive damages. Loto Quebec filed its Plea in Defense in the main action in February 2006. On August 1, 2008, Loto Quebec filed a discontinuance of the action in warranty against VLC. Notwithstanding the discontinuance, Loto Quebec may still pursue the claims it asserted, or could have asserted, in the action in warranty through arbitration against VLC. The trial of the class action against Loto Quebec commenced on September 15, 2008 and is ongoing.

Shareholder Actions

Securities Class Action

On July 30, 2009, International Brotherhood of Electrical Workers Local 697 filed a putative securities fraud class action in the US District Court for the District of Nevada, alleging causes of action under Sections 10(b) and 20(a) of the Securities Exchange Act against IGT and certain of its officers, one of whom is a director. The complaint alleges that between November 1, 2007 and October 30, 2008, the defendants inflated IGT's stock price through a series of materially false and misleading statements or omissions regarding IGT's business, operations, and prospects. Plaintiff's counsel issued a press release on July 30, 2009, announcing the lawsuit's pendency, the claims asserted, the purported class period, and the right of any class member to seek lead plaintiff status. This press release initiated the 60-day statutory period for shareholders to file a motion to seek lead-plaintiff status.

Derivative Actions

Between August 20, 2009 and September 17, 2009, the Company was nominally sued in a series of derivative lawsuits filed in the US District Court for the District of Nevada, captioned Fosbre v. Matthews et al., Case No. 3:09-cv-00467; Calamore v. Matthews et al., Case No. 3:09-cv-00489-ECR-VPC; Israni v. Bittman, et al., Case No. 3:09-cv-00536; and Aronson v. Matthews et al., Case No. 3:09-cv-00542-RCJ-VPC. Plaintiffs purportedly brought their respective actions on behalf of the Company. The complaints assert claims against various current and former officers and directors of the Company, for breaches of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets, and contribution and indemnification. The complaints seek an unspecified amount of damages and allege similar facts as the securities class action lawsuit. The complaints additionally allege that certain individual defendants engaged in insider trading and that the director defendants improperly handled Thomas J. Matthews’ resignation as Chief Executive Officer of the Company. The parties have filed a stipulation to consolidate the actions. Defendants need not respond until a consolidated amended complaint is filed.

On September 30, 2009, the Company was nominally sued in a derivative lawsuit filed in the Second Judicial District Court of the State of Nevada, County of Washoe. Plaintiff purportedly filed the action on behalf of the Company. The lawsuit, captioned Kurz et al. v. Hart et al., Case No. cv-0-9-02982, asserts claims against various current and former officers and directors for breach of fiduciary duties and unjust enrichment. The complaint generally makes the same allegations as the federal derivative complaints and seeks an unspecified amount of damages. The parties have stipulated to stay this action pending the above-mentioned federal derivative actions.

In a letter dated October 7, 2009 to the Company’s Board of Directors, a shareholder made factual allegations similar to those set forth in the above derivative and securities class actions and demanded that the Board investigate, address and remedy the harm allegedly inflicted on IGT. In particular, the letter alleges that certain officers and directors grossly mismanaged the Company by overspending in the area of research and development of server-based game technology despite a looming recession to which the Company was particularly vulnerable; by making or allowing false and misleading statements regarding the Company’s growth prospects and earnings guidance; and by wasting corporate assets by causing the Company to repurchase Company stock at inflated prices. The letter asserts that this alleged conduct resulted in breaches of fiduciary duties and violations of Section 10(b) of the Exchange Act and SEC Rule 10b-5.

ERISA Actions

On October 2, 2009, two putative class action lawsuits were filed on behalf of participants in the Company’s employee pension plans, naming as defendants the Company, the IGT Profit Sharing Plan Committee, and several current and former officers and directors. The complaints (which seek unspecified damages) allege breaches of fiduciary duty under the Employee Retirement Income Security Act, 29 U.S.C §§ 1109 and 1132. The complaints allege similar facts as the securities class action lawsuit. The complaints further allege that the defendants breached fiduciary duties to Plan Participants by failing to disclose material facts to Plan Participants, failing to exercise their fiduciary duties solely in the interest of the Participants, failing to properly manage Plan assets, failing to diversify Plan assets, and permitting Participants to elect to invest in Company stock. The actions, filed in the US District Court for the District of Nevada, are captioned Carr et al. v. International Game Technology et al., Case No. 3:09-cv-00584, and Jordan et al. v. International Game Technology et al., Case No. 3:09-cv-00585. On October 9, 2009, the Jordan plaintiffs moved for consolidation of the two actions, which motion is currently pending. Defendants have not yet been served in the action.

Environmental Matters

CCSC, a casino operation sold by IGT in April 2003, is located in an area that has been designated by the EPA as an active Superfund site because of contamination from historic mining activity in the area. In order for Anchor Coin, an entity IGT acquired in December 2001, to develop the CCSC site, it voluntarily entered into an administrative order of consent with the EPA to conduct soil removal and analysis (a requirement imposed on similarly situated property developers within the region) in conjunction with re-routing mine drainage. The work and obligations contemplated by the agreement were completed by Anchor in June 1998, and the EPA subsequently issued a termination of the order.

The EPA, together with other property developers excluding CCSC, continues remediation activities at the site. While we believe our remediation obligations are complete, it is possible that additional contamination may be identified and we could be obligated to participate in remediation efforts. Under accounting guidance for environmental remediation liabilities, we determined the incurrence of additional remediation costs is neither probable nor reasonably estimable and no liability has been recorded.

OSHA / Wrongful Termination Matter

On July 8, 2004, two former employees filed a complaint with the US Department of Labor, OSHA alleging retaliatory termination in violation of the Sarbanes-Oxley Act of 2002. The former employees allege that they were terminated in retaliation for questioning whether Anchor and its executives failed to properly disclose information allegedly affecting the value of Anchor's patents in connection with IGT's acquisition of Anchor in December 2001. The former employees also allege that the acquired patents were overvalued on the financial statements of IGT. Outside counsel, retained by an independent committee of our Board of Directors, reviewed the allegations and found them to be entirely without merit.

On November 10, 2004, the employees withdrew their complaint filed with OSHA and filed a notice of intent to file a complaint in federal court. On December 1, 2004, a complaint was filed under seal in the US District Court for the District of Nevada, based on the same facts set forth above regarding their OSHA complaint. IGT filed a motion for summary judgment as to all claims in plaintiffs’ complaint. On June 14, 2007, the US District Court for the District of Nevada entered an order granting summary judgment in favor of IGT as to plaintiffs’ Sarbanes-Oxley whistle-blower claims and dismissed their state law claims without prejudice. Plaintiffs’ motion for reconsideration of the District Court’s decision was denied. Plaintiffs appealed to the US Court of Appeals for the Ninth Circuit. Oral argument was heard on March 12, 2009, and on August 3 2009, the Ninth Circuit reversed the District Court’s decision. IGT’s motion for summary judgment on plaintiff’s state law claims was argued on October 22, 2009 and a decision is pending. Trial has been scheduled to begin on June 1, 2010.

In conjunction with the Anchor acquisition purchase price allocation as of December 31, 2001, IGT used the relief of royalty valuation methodology to estimate the fair value of the patents at $164.4 million. The carrying value of the patents at September 30, 2009 totaled $54.6 million, with a remaining life of approximately seven years.

Arrangements with Off-Balance Sheet Risks

In the normal course of business, we are party to financial instruments with off-balance sheet risk, such as performance bonds and guarantees not reflected in our balance sheet. We do not expect any material losses to result from these arrangements and are not dependent on off-balance sheet financing arrangements to fund our operations.

Performance Bonds

Performance bonds outstanding related to gaming operations totaled $5.7 million at September 30, 2009. We are liable to reimburse the bond issuer in the event of exercise due to nonperformance.

Letters of Credit

Outstanding letters of credit issued under our line of credit to ensure payment to certain vendors and governmental agencies totaled $3.6 million at September 30, 2009.

IGT Licensor Arrangements

Our sales agreements that include software and IP licensing arrangements may provide a clause whereby IGT indemnifies the third-party licensee against liability and damages (including legal defense costs) arising from any claims of patent, copyright, trademark, or trade secret infringement. Should such a claim occur, we could be required to make payments to the licensee for any liabilities or damages incurred. Historically, we have not incurred any significant costs due to infringement claims. As we consider the likelihood of incurring future costs to be remote, no liability has been recorded.

Product Warranties

The majority of our products are generally covered by a warranty for periods ranging from 90 days to one year. We estimate accrued warranty costs in the table below based on historical trends in product failure rates and expected costs to provide warranty services.

Years ended September 30,	2009	2008	2007
(In millions)
Balance at beginning of year	$8.4	$8.7	$8.3
Reduction for payments made	(7.5)	(10.2)	(8.9)
Accrual for new warranties issued	9.8	11.1	10.6
Adjustments for pre-existing warranties	(2.8)	(1.2)	(1.3)
Balance at end of period	$7.9	$8.4	$8.7

Self-Insurance

We are self-insured for various levels of workers’ compensation, directors’ and officers’ liability, and electronic errors and omissions liability, as well as employee medical, dental, prescription drug, and disability coverage. We purchase stop loss coverage to protect against unexpected claims. Accrued insurance claims and reserves include estimated settlements for known claims, and actuarial estimates for claims incurred but not reported.

State and Federal Taxes

We are subject to sales, use, income, gaming and other tax audits and administrative proceedings in various US federal, state, local, and foreign jurisdictions. While we believe we have properly reported our tax liabilities in each jurisdiction, we can give no assurance that taxing authorities will not propose adjustments that increase our tax liabilities.

17.   Income Taxes

Income Tax Provision

Distribution of income before tax

Years ended September 30,	2009	2008	2007
(In millions)
US	$152.1	$482.0	$646.3
Non – US	50.8	85.6	134.6
Total income before tax	$202.9	$567.6	$780.9

Reconciliation of statutory federal rate to effective rate

Years ended September 30,	2009	2008	2007

Federal statutory tax	35.0%	35.0%	35.0%
State income tax, net	1.5%	2.0%	2.0%
Foreign subsidiaries tax, net	0.6%	-0.2%	-0.4%
Investment writedown	2.1%	1.8%	-
Interest accrual	1.2%	1.6%	-
Domestic production activities	-2.7%	-1.2%	-
Changes in valuation allowance	5.5%	-	-
Tax settlements	-3.8%	-	-
Other, net	-1.9%	3.2%	0.3%
Effective rate	37.5%	42.2%	36.9%

Components of income tax provision

Years ended September 30,	2009	2008	2007
(In millions)
Federal	$51.5	$206.4	$251.8
State	9.6	16.1	28.1
Foreign	23.2	33.7	44.3
Total current	84.3	256.2	324.2

Federal	(10.4)	(8.9)	(28.6)
State	(4.7)	1.2	(3.6)
Foreign	6.8	(8.9)	(4.2)
Total deferred	(8.3)	(16.6)	(36.4)

Total income tax provision	$76.1	$239.6	$287.8

Deferred Income Taxes

Significant Components of Deferred Income Taxes

September 30,	2009	2008
(In millions)
Deferred Tax Assets
Reserves	$70.5	$62.7
Jackpot payment timing difference	142.3	153.4
Share-based compensation	22.9	22.9
Net operating loss carry forwards	32.5	19.2
State income taxes, net	14.9	12.0
Foreign	27.5	18.6
Property, plant and equipment	10.0	34.8
Goodwill and intangibles	34.7	15.0
Interest	10.8	12.4
Other	19.7	13.8
Total deferred income tax assets	385.8	364.8
Valuation allowance	(37.1)	(17.6)
Total deferred income tax assets, net	348.7	347.2

Deferred Tax Liabilities
Interest expense on convertible debt	(22.4)	(28.6)
Foreign	(3.8)	(3.1)
Intangibles	(61.7)	(70.6)
Other	(5.8)	(3.6)
Total deferred income tax liabilities	(93.7)	(105.9)
Net deferred income tax assets	$255.0	$241.3

Balance Sheet Classification of Net Deferred Income Tax Assets

September 30,	2009	2008
(In millions)
Current deferred income tax assets	$82.8	$115.8
Non-current deferred income tax assets	172.2	126.9
Non-current deferred income tax liabilities (included in other liabilities)	-	1.4

Net operating loss carry forwards totaled $38.7 million for the US and $54.2 million for foreign countries at September 30, 2009 and expire in tax years 2012 through 2029.

Our valuation allowance is based on our assessment that it is more likely than not that certain deferred tax assets will not be realized in the foreseeable future. The valuation allowance increased by $19.5 million in fiscal 2009, primarily due to foreign deferred tax assets and investment write–downs not expected to be fully realized. At September 30, 2008, our valuation allowance related to investment write-downs and acquisition related net operating losses.

At September 30, 2009, we had not provided for US deferred income taxes or foreign withholding taxes on $132.5 million in unrecognized temporary differences related to the basis of our investments in foreign subsidiaries expected to be permanently reinvested in operations outside the US. In calculating the unrecognized temporary differences related to the basis in our investments in foreign subsidiaries, we use tax earnings and profits because we believe that, based on the information available, it represents the best approximation of the unrecognized tax liability. Determination of the amount of any unrecognized deferred income tax liability on these undistributed earnings is not practicable.

Unrecognized Tax Benefits

At the beginning of fiscal 2008, we adopted new accounting guidance which required the recognition of uncertain tax positions taken or expected to be taken in a tax return, when it is “more likely than not” to be sustained upon examination. This assessment further presumes that tax authorities evaluate the technical merits of transactions individually with full knowledge of all facts and circumstances surrounding the issue. The adoption of this new guidance, as of the beginning of fiscal 2008, increased our unrecognized tax benefits and related interest and penalties $89.9 million, increased deferred tax assets $55.4 million, and decreased retained earnings $34.5 million.

Aggregate changes in the balance of unrecognized tax benefits

Years ended September 30,	2009	2008
(In millions)
Balance at beginning of year	$87.5	$92.2
Increases related to prior year tax positions	1.9	8.9
Decreases related to prior year tax positions	(27.8)	(0.1)
Increases related to current year tax positions	13.8	5.0
Decreases related to current year tax positions	(4.2)	(18.5)
Reductions for settlements with taxing authorities	(3.4)	-
Balance at year end	$67.8	$87.5

The amount of unrecognized tax benefits which would impact our effective tax rate totaled $46.5 million at September 30, 2009 and $53.4 million at September 30, 2008. Our unrecognized tax benefits decreased $19.7 million during fiscal 2009, primarily due to an IRS settlement and a tax accounting method change approved by the IRS, partially offset by current year additions. We do not believe our total unrecognized tax benefits will change significantly during the next twelve months.

Interest and penalties related to unrecognized tax benefits are included in our income tax provision. During fiscal 2009, we recognized a $2.9 million benefit for the reversal of interest and penalties related to the IRS settlement and the accounting method change described above. In fiscal 2008, we recognized $11.8 million of interest and penalties related to uncertain tax positions. Accrued interest and penalties related to uncertain tax positions totaled $46.5 million at September 30, 2009 and $51.3 million at September 30, 2008.

Balance Sheet Classification of Unrecognized Tax Benefits, including accrued interest and penalties

September 30,	2009	2008
(In millions)
Other accrued liabilities	$-	$27.8
Other liabilities (non-current)	138.8	134.4
Other current assets	-	(2.0)
Other non-current assets	(24.5)	(21.4)
Net liabilities for uncertain tax positions	$114.3	$138.8

We file income tax returns in the US federal, various state, local and foreign jurisdictions. During 2009, the IRS closed its examination of our tax returns for fiscal 2000 and 2001. In connection with the settlement of our fiscal 2000 and 2001 examinations, we paid the IRS approximately $18.2 million, including interest of $6.0 million. In general, we are no longer subject to any significant US federal, state, local or foreign income tax examination by tax authorities for years before fiscal 2002.

During fiscal 2009, the IRS began an audit of our US federal income tax returns for fiscal 2002 through 2005. We are also subject to examination in state and foreign jurisdictions for the same years. We believe we have recorded all appropriate provisions for outstanding issues for all jurisdictions and open years. However, we can give no assurance that taxing authorities will not propose adjustments that increase our tax liabilities.

18.   Earnings Per Share

Years Ended September 30,	2009	2008	2007
(In millions, except per share amounts)
Net income available to common shares (1)	$126.8	$328.0	$493.1

Basic weighted average shares outstanding	293.8	308.0	330.1
Dilutive effect of non-participating share-based awards	0.2	2.2	3.7
Dilutive effect of Debentures	-	-	1.9
Diluted weighted average common shares outstanding	294.0	310.2	335.7
Basic earnings per share	$0.43	$1.06	$1.49
Diluted earnings per share	$0.43	$1.05	$1.47
Weighted average antidilutive share-based
award shares excluded from diluted EPS	15.9	5.7	3.2

(1) Net income available to participating securities was not significant

Our Notes and warrants were excluded from diluted shares outstanding for the year ended September 30, 2009, because the conversion price and exercise price exceeded the average market price of our common stock. The convertible notes will result in additional EPS dilution when our stock price exceeds the note conversion price of $19.97 per share and further dilution when the stock price exceeds the warrant strike price of $30.14 per share. The treasury stock method used to calculate diluted weighted average shares outstanding excludes potential reduction in shares related to the purchased note hedges because it is anti-dilutive. See Note 13.

Stock Options Exchanged

On November 4, 2009, IGT granted 2.7 million employee stock options in exchange for the 5.3 million underwater employee stock options surrendered in a share holder approved exchange offer that expired on November 3, 2009.

Negotiated Share Repurchase Transactions

On September 6, 2007, we acquired 4.2 million shares through an ASR for an aggregate cost of $175.0 million or $41.28 per share subject to a future purchase price adjustment based on our weighted average stock price through October 3, 2007, subject to a specified collar. On September 7, 2006, we acquired 3.7 million shares through a similar ASR for an initial payment of $150.0 million or $40.97 per share, subject to a future purchase price adjustment based on our weighted average stock price through November 3, 2006, subject to a specified collar. We settled both transactions with no additional cash or shares delivered by either party because our weighted average stock price was above the initial cap price.

19.   Derivatives

Our derivative accounting policies are described in Note 1.

Foreign Currency Hedging

We hedge our net foreign currency exposure related to monetary assets and liabilities denominated in nonfunctional currency. The notional amount of foreign currency contracts hedging this exposure totaled $24.9 million at September 30, 2009 and $43.4 million at September 30, 2008.

During the third quarter of fiscal 2007, we executed 5-year forward contracts designated as a fair value hedge to protect a portion of the US dollar value of our Hong Kong dollar investment in the CLS convertible note (see Note 3). The notional amount of foreign currency contracts hedging this exposure totaled $49.9 million at September 30, 2009 and 2008. There was no ineffectiveness in fiscal 2009.

Interest Rate Management

In conjunction with our Bonds issued in June 2009 (see Note 13), we entered into $250.0 million notional value of interest rate swaps, which effectively exchange 7.5% fixed interest payments for variable rate interest payments at one-month LIBOR plus 342 bps reset on the 15th of each month. Net amounts receivable or payable under the swaps will be settled semiannually on June 15 and December 15. The interest rate swaps are designated fair value hedges against changes in the fair value of a portion of our Bonds. Our assessment determined that the interest rate swap is highly effective.

Presentation of Derivative Amounts

Balance Sheet Fair Value and Location at September 30, 2009		Income Statement Gain (loss) and Location for the year ended September 30, 2009
(In millions)		(In millions)
Non-designated Hedges		Non-designated Hedges
Foreign currency contracts:		Foreign currency contracts:
Other assets and deferred costs (current)	$0.2	Other income (expense)	$(0.9)
Other liabilities (current)	0.8
Designated Hedges		Designated Hedges
Foreign currency contracts:		Foreign currency contracts:
Other liabilities (non-current)	$0.1	Other income (expense)	$0.3
Interest rate swap:		Interest rate swap - ineffectiveness:
Other assets (non-current)	14.8	Other income (expense)	(0.3)
Notes payable (non-current)	15.1	Interest rate swap - effectiveness:
		Interest expense	2.9

20.   Fair Value Measurements

Financial Assets (Liabilities) Carried at Fair Value

September 30, 2009	Fair Value	Level 1	Level 2	Level 3
(In millions)

Investments in unconsolidated affiliates	$94.1	$15.7	$-	$78.4
Investments in ARS and put rights	21.3	-	-	21.3
Derivative assets	15.0	-	15.0	-
Derivative liabilities	(16.0)	-	(16.0)	-

Reconciliation of Items Carried at Fair Value Using Significant Unobservable Inputs (Level 3)

Year Ended September 30, 2009	Investments in Unconsolidated Affiliates	Investments in ARS and Put Rights
(In millions)
Beginning balance	$80.4	$19.6
Total gain (loss):
Included in other income (expense) - other	(1.7)	(0.3)
Included in other comprehensive income	2.8	2.0
Purchases, issuances, accretion, settlements	(3.1)	-
Ending balance	$78.4	$21.3

Net change in unrealized gain (loss) included
in earnings related to instruments still held	$-	$(0.3)

Valuation Techniques and Balance Sheet Presentation

Investments in unconsolidated affiliates carried at fair value are estimated using quoted market prices when available or discounted cash flow models incorporating market participant assumptions, including credit quality and market interest rates and/or a Black Scholes formula and lattice models with certain assumptions, such as stock price and volatility. These investments are presented as a component of other assets. See Note 3.

Investments in ARS are valued using discounted cash flows, with certain assumptions related to lack of liquidity and observable market transactions. The put rights are valued based on the difference between the ARS par and fair value, discounted for the broker’s non-performance risk and the time remaining until the exercise period. The ARS and related put rights are presented as a component of other assets. See Note 8.

Derivative assets and liabilities are valued using quoted forward pricing from bank counterparties and LIBOR credit default swap rates for non-performance risk, and approximate the net settlement amount if the contracts were settled at the reporting date. These are presented primarily as components of other assets, other liabilities, and notes payable. See Note 19.

Financial Assets (Liabilities) Not Carried at Fair Value as of September 30,

(In millions)
	Carrying		Unrealized
2009	Amount	Fair Value	Gain	Loss
Jackpot investments	$464.1	$518.0	$54.1	$(0.2)
Notes & contracts receivable	404.2	413.8	9.6	-
Jackpot liabilities	(588.1)	(595.5)	-	(7.4)
Credit facilities & indebtedness	(2,004.9)	(2,435.0)	-	(430.1)

	Carrying		Unrealized
2008	Amount	Fair Value	Gain	Loss
Jackpot investments	$490.9	$537.0	$46.4	$(0.3)
Notes & contracts receivable	241.7	241.7	-	-
Jackpot liabilities	(650.7)	(696.7)	-	(46.0)
Credit facilities & indebtedness	(2,235.4)	(2,209.1)	26.3	-

Valuation Techniques and Balance Sheet Presentation

Cash and equivalents, accounts receivable, accounts payable, and other accrued liabilities are not presented in the table above as the carrying value approximates fair value.

Jackpot investments are valued based on quoted market prices.

Notes and contracts receivable are valued using discounted cash flows incorporating expected payments and current market interest rates relative to the credit risk of each customer.

Jackpot liabilities are valued using discounted cash flow models incorporating estimated funding rates, future payment timing, and IGT's nonperformance credit risk.

Credit facilities and indebtedness are valued at quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market when available. Otherwise, the fair value is determined using discounted cash flow models of expected payments on outstanding borrowings at current borrowing rates. The swap fair value adjustment presented as a component of notes payable is excluded from the credit facilities amounts not carried at fair value in the table above.

21.   Business Segments

We view our business in the following two operating segments based on customer regions:

ª	North America includes our operations in the US and Canada

ª	International encompasses our efforts in all other jurisdictions worldwide

Canada revenues included in our North America segment totaled $44.3 million in fiscal 2009, $53.3 million in 2008, and $101.1 million in 2007.

Certain income and expenses related to company-wide initiatives are managed at the corporate level and not allocated to any operating segment. We do not recognize inter-company revenues or expenses upon the transfer of gaming products between operating segments. Segment accounting policies are consistent with those of our consolidated financial statements and segment profit is measured on the basis of operating income.

Our business segments are designed to allocate resources within a framework of management responsibility. Operating costs from one segment may benefit other segments. Realignment of our business development and administrative functions resulted in segment allocation changes and prior period operating income and income before tax have been recast accordingly.

Years ended September 30,	2009	2008	2007

(In millions)
NORTH AMERICA
Revenues	$1,631.4	$1,912.4	$2,021.7
Gaming operations	1,013.9	1,180.8	1,235.0
Product sales	617.5	731.6	786.7
Gross profit	893.7	1,083.4	1,172.5
Gaming operations	579.9	688.7	740.7
Product sales	313.8	394.7	431.8
Operating income	321.8	613.0	769.7
Income before tax	327.1	639.3	793.0
Interest income	44.7	52.8	56.0
Interest expense	28.5	28.9	31.5

Depreciation and amortization	229.1	225.1	214.6
Long-lived assets	650.6	633.8	495.6
Additions to long-lived assets	232.8	255.9	213.1
Total assets	2,650.6	2,956.5	2,640.6

INTERNATIONAL
Revenues	$482.6	$616.2	$599.7
Gaming operations	165.0	157.1	126.2
Product sales	317.6	459.1	473.5
Gross profit	257.9	335.7	308.3
Gaming operations	103.9	89.4	82.3
Product sales	154.0	246.3	226.0
Operating income	104.9	158.9	159.8
Income before tax	114.2	146.0	175.8
Interest income	15.6	11.5	6.4
Interest expense	0.3	0.3	0.2

Depreciation and amortization	41.0	50.8	41.3
Long-lived assets	71.0	82.0	92.5
Additions to long-lived assets	34.2	34.6	45.5
Total assets	834.3	790.1	717.7

Years ended September 30,	2009	2008	2007

(In millions)
CORPORATE (net unallocated costs)
Operating loss	$(105.4)	(112.6)	(129.2)
Loss before tax	(238.4)	(217.7)	(187.9)
Interest income	1.7	3.1	19.6
Interest expense	130.5	94.1	66.7

Depreciation and amortization	6.7	10.1	9.6
Long-lived assets	96.4	124.0	224.8
Additions to long-lived assets	2.2	11.2	78.5
Total assets	843.2	800.3	789.4

CONSOLIDATED
Revenues	$2,114.0	$2,528.6	$2,621.4
Gaming operations	1,178.9	1,337.9	1,361.2
Product sales	935.1	1,190.7	1,260.2
Gross profit	1,151.6	1,419.1	1,480.8
Gaming operations	683.8	778.1	823.0
Product sales	467.8	641.0	657.8
Operating income	321.3	659.3	800.3
Income before tax	202.9	567.6	780.9
Interest income	62.0	67.4	82.0
Interest expense	159.3	123.3	98.4

Depreciation and amortization	276.8	286.0	265.5
Long-lived assets	818.0	839.8	812.9
Additions to long-lived assets	269.2	301.7	337.1
Total assets	4,328.1	4,546.9	4,147.7

22.   Quarterly Financial Data (Unaudited)

	Quarters
	First	Second	Third	Fourth
(In millions, except per share amounts)
Fiscal 2009
Total revenues	$601.6	$475.7	$522.1	$514.6
Gross profit	305.9	260.0	296.5	289.2
Operating income	100.1	70.2	123.7	27.3
Net income	61.2	33.6	60.6	(28.6)
Diluted EPS	0.21	0.11	0.20	(0.10)

Fiscal 2008
Total revenues	$645.8	$573.2	$677.4	$632.2
Gross profit	366.5	310.5	387.7	354.4
Operating income	195.7	126.6	187.0	150.0
Net income	110.2	64.7	104.6	48.5
Diluted EPS	0.35	0.21	0.34	0.16

The following table reflects adjustments for the retrospective application of new accounting standards adopted at the beginning of fiscal 2010 for convertible debt (See Note 1) presented in the quarterly financial data above.

	Net Income			Diluted EPS
	As Previously Reported	Adjustments	As Currently Presented	As Previously Reported	Adjustments	As Currently Presented
(in millions, except per share amounts)
Fiscal 2009
First quarter	$65.7	$(4.5)	$61.2	$0.22	$(0.01)	$0.21
Second quarter	38.3	(4.7)	33.6	0.13	(0.02)	0.11
Third quarter	66.3	(5.7)	60.6	0.22	(0.02)	0.20
Fourth quarter	(21.3)	(7.3)	(28.6)	(0.07)	(0.03)	(0.10)

Fiscal 2008
First quarter	$113.7	$(3.5)	$110.2	$0.36	$(0.01)	$0.35
Second quarter	68.4	(3.7)	64.7	0.22	(0.01)	0.21
Third quarter	108.3	(3.7)	104.6	0.35	(0.01)	0.34
Fourth quarter	52.1	(3.6)	48.5	0.18	(0.02)	0.16